UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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HEARTLAND PAYMENT SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HEARTLAND PAYMENT SYSTEMS, INC.
90 NASSAU STREET
PRINCETON, NJ  08542

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 28, 2009

The Board of Directors of Heartland Payment Systems, Inc. (the “Company”) hereby gives notice that the 2009 Annual Meeting of Stockholders will be held at the Nassau Inn, 10 Palmer Square, Princeton, NJ 08540, on Tuesday, July 28, 2009 at 10:30 a.m. (local time), for the following purposes:

1.
To elect seven (7) Directors, nominated by the Board of Directors, to the Company’s Board of Directors for terms expiring at the 2010 Annual Meeting and until their successors are duly elected and qualified as provided in the Company’s Bylaws.

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and
3.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Proposal Number One relates solely to the election of seven (7) Directors nominated by the Board of Directors and does not include any other matters relating to the election of Directors, including without limitation, the election of Directors nominated by any stockholder of the Company.

This notice of meeting, the Company’s Proxy Statement and the accompanying proxy card, and the Company’s Annual Report, including the Company’s Form 10-K for the fiscal year ended December 31, 2008, were first mailed on or about July 6, 2009. Stockholders of record at the close of business on May 29, 2009 are entitled to notice of and vote at the meeting and any adjournments or postponements thereof.  If you attend the meeting you may vote in person if you wish, even though you have previously returned your proxy.

By Order of the Board of Directors

/s/ Charles H.N. Kallenbach

Charles H.N. Kallenbach
General Counsel, Chief Legal Officer and Secretary

Princeton, New Jersey
Date:  July 6, 2009

IMPORTANT:  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.  THIS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

HEARTLAND PAYMENT SYSTEMS, INC.
90 NASSAU STREET
PRINCETON, NJ  08542

PROXY STATEMENT
2009 Annual Meeting of Stockholders
To Be Held On July 28, 2009

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished in connection with the solicitation by the Board of Directors of Heartland Payment Systems, Inc., a Delaware corporation (the “Company”), of proxies for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on July 28, 2009, at 10:30 a.m., Eastern Time, at the Nassau Inn, 10 Palmer Square, Princeton, New Jersey 08540, and at any adjournments thereof.  This Proxy Statement and the enclosed proxy card and the Company’s Annual Report to Stockholders, including the Company’s Form 10-K for the fiscal year ended December 31, 2008, are first being sent to stockholders on or about July 6, 2009.

Voting Securities.  The close of business on May 29, 2009 has been selected as the record date (the “Record Date”) for determining the holders of outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), entitled to receive notice of and vote at the Annual Meeting.  On the Record Date, there were approximately 37,459,930 shares of Common Stock outstanding and approximately 38 holders of record.  Each holder of record is entitled to one (1) vote at the Annual Meeting for each share of Common Stock held by such stockholder on the Record Date.  No other class of securities will be entitled to vote at the Annual Meeting.  Stockholders have no cumulative voting rights.

Quorum.  The presence in person or by properly executed proxy of the record holders of a majority of the outstanding shares of Common Stock as of the Record Date will constitute a quorum at the Annual Meeting.  Shares that are voted “FOR, AGAINST, ABSTAIN” or “WITHHOLD” on a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum.

Vote Required.  Under Delaware law and the Company’s Certificate of Incorporation and Bylaws, as each is in effect on the date hereof, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of Directors.  A properly executed proxy marked “Withhold Authority” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether there is a quorum.  For each other proposal to be considered at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the item will be required for approval.

Abstentions.  Under the Company’s Bylaws and applicable Delaware law, abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for transacting business and (ii) the total number of shares present in person or represented by proxy and entitled to vote on a proposal.  A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.  Accordingly, for any matter other than the election of Directors an abstention will have the same effect as a vote against the proposal.

Broker Non-Votes.  “Broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular non-routine proposal) will be counted in determining whether a quorum is present.  As all of the proposals to be acted on by the stockholders at the Annual Meeting are routine, the broker or nominee has the authority to vote such shares as such broker or nominee sees fit absent contrary voting instructions from the stockholder.

Voting of Proxies.  All shares represented by a valid proxy card received prior to the Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made.  If no choice is indicated on the proxy card, the shares will be voted FOR all nominees and FOR all other proposals described herein.

A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivering to our Corporate Secretary at the address given above, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person.

The Board of Directors does not anticipate that any other matters will be brought before the Annual Meeting.  If, however, other matters are properly presented, the persons named in the proxy card that accompanies this Proxy Statement will have discretion, to the extent allowed by Delaware law, to vote in accordance with their own judgment on such matters.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

Seven (7) individuals, all of whom are presently members of our Board of Directors, have been nominated for election as our Directors for terms expiring at our 2010 Annual Meeting and until their respective successors are elected and qualified.  The persons named in the proxy card that accompanies this Proxy Statement, who have been designated by our Board of Directors, intend, unless otherwise instructed on the proxy card, to vote for the election to the Board of Directors of the persons named below.  If any nominee should become unavailable to serve, the proxy may be voted for the election of another person designated by the Board of Directors.  The Board of Directors has no reason to believe any of the persons named will be unable to serve if elected.

Vote Required

If a quorum is present, the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter is required for approval of Proposal No. 1.

Board Recommendation

The Board of Directors recommends that stockholders vote FOR the nominees listed below.

Information Concerning Directors and Nominees

Information regarding each nominee for Director is set forth in the following table:

Name	Age	Director Since	Position	Term Expires at the Annual Meeting Held In The Year
Robert O. Carr	63	2000	Chairman and Chief Executive Officer	2009
Mitchell L. Hollin	46	2001	Director	2009
Robert H. Niehaus	53	2001	Director	2009
Marc J. Ostro, Ph.D.	59	2002	Director	2009
Jonathan J. Palmer	65	2003	Director	2009
George F. Raymond	71	2004	Director	2009
Richard W. Vague	53	2007	Director	2009

Robert O. Carr, age 63, has served as Chairman of our Board of Directors and as our Chief Executive Officer since our inception in October 2000.  Mr. Carr had been Chairman of the Members’ Committee and Chief Executive Officer of our predecessor, Heartland Payment Systems LLC, from March 1997 to October 2000 when the merger of Heartland Payment Systems LLC into our Company became effective.  Mr. Carr co-founded Heartland Payment Systems LLC with Heartland Bank in March 1997.  Prior to founding Heartland, Mr. Carr worked in the payments and software development industries for 25 years.  Mr. Carr received a B.S. and M.S. in Mathematics and Computer Science from the University of Illinois.

Mitchell L. Hollin, age 46, has served as one of our Directors since October 2001.  Mr. Hollin is a Partner of LLR Capital, L.P., which is the general partner of LLR Equity Partners, L.P., an independent private equity firm, which he joined in August 2000.  From 1994 until joining LLR Capital, L.P., Mr. Hollin was a founder and Managing Director of Advanta Partners LP, a private equity firm affiliated with Advanta Corporation.  Prior to his involvement with Advanta Partners LP, Mr. Hollin was a Vice President at Cedar Point Partners LP, a middle market buyout firm and before that an Associate at Patricof & Co. Ventures, Inc., an international venture capital firm. Mr. Hollin is a member of the board of directors of various private companies.  Mr. Hollin received a B.S. in Economics and an M.B.A. from the Wharton School of the University of Pennsylvania.

Robert H. Niehaus, age 53, has served as one of our Directors since October 2001.  Mr. Niehaus is a Managing Director of Greenhill & Co., Inc. and serves as the Chairman and a Senior Member of GCP 2000, LLC and the Chairman and a Senior Member of Greenhill Capital Partners, LLC, which control the general partners of Greenhill Capital Partners.  Mr. Niehaus has been a member of Greenhill & Co.’s Management Committee since its formation in January 2004.  Mr. Niehaus joined Greenhill & Co. in January 2000 as a Managing Director to begin the formation of Greenhill Capital Partners.  Prior to joining Greenhill & Co., Mr. Niehaus spent 17 years at Morgan Stanley & Co., where he was a Managing Director in the merchant banking department from 1990 to 1999.  Mr. Niehaus was vice chairman and a director of the Morgan Stanley Leveraged Equity Fund II, L.P., a private equity investment fund, from 1992 to 1999, and was Vice Chairman and a Director of Morgan Stanley Capital Partners III, L.P., a private equity fund, from 1994 to 1999.  Mr. Niehaus was also the Chief Operating Officer of Morgan Stanley’s merchant banking department from 1996 to 1998.  Mr. Niehaus is a director of Exco Holdings, Inc., an oil and gas company, Global Signal Inc., a company that owns and manages wireless communications towers and other communications sites, and various private companies.  Mr. Niehaus received a B.A. in International Affairs from the Woodrow Wilson School at Princeton University and an M.B.A. from the Harvard Business School.

Marc J. Ostro, Ph.D., age 59, has served as one of our Directors since October 2002.  Since February 17, 2006, Dr. Ostro has served as a General Partner in Devon Park Bioventures, a venture capital fund targeting investments in therapeutics companies and, in certain cases, medical device, diagnostic and drug discovery technology companies.  Previously, from January 2002 to February 2006, Dr. Ostro was a partner at TL Ventures, L.P., a Pennsylvania-based venture capital firm. Immediately prior to that, Dr. Ostro was a private consultant to the biotechnology industry since May 2000.  From November 1997 to May 2000, he was Senior Managing Director and Group Leader for KPMG Life Science Corporate Finance (Mergers and Acquisitions).  In 1981, Dr. Ostro co-founded The Liposome Company, a biotechnology company.  Dr. Ostro received a B.S. in Biology from Lehigh University, a Ph.D. in Biochemistry from Syracuse University, and was a Postdoctoral Fellow and Assistant Professor at the University of Illinois Medical School.

Jonathan J. Palmer, age 65, has served as one of our Directors since November 2003.  Since November 2005, Mr. Palmer has served as President and Chief Executive Officer of FSV Payment Systems, a leading prepaid debit issuer and processor.  From 1999 to October 2003, Mr. Palmer served as President and Chief Executive Officer of Vital Processing Services.  From 1996 to 1999, he served as President and CEO of Wellspring Resources, an outsourced benefits administrator.  From 1990 to 1996, Mr. Palmer was the Chief Retail Banking and Technology Executive at Barnett Banks, where he created Barnett Technologies, an outsourced services firm offering a wide range of back office functions for banks.  Prior to joining Barnett Banks, he was an Executive Vice President with Shearson Lehman Brothers, and held a number of roles at Fidelity Bank in Philadelphia, succeeding to Vice Chairman in the late 1980s.  Mr. Palmer received a B.S. in Applied Mathematics from LaSalle University, and an M.B.A. from the Wharton School of the University of Pennsylvania.

George F. Raymond, age 71, has served as one of our Directors since March 2004.  Mr. Raymond has served as President of Buckland Corporation, a consulting company to the information technology industry, since 1989. Previously, Mr. Raymond was Chief Executive Officer of Automatic Business Centers, Inc., a payroll processing company he founded in 1972 and sold to Automatic Data Processing Corporation in 1989.  Mr. Raymond is a director of Analytical Graphics, Inc., a privately held software solutions provider, and NationsHealth, a health care provider.  Mr. Raymond received a B.B.A. in Accounting from the University of Massachusetts and qualified as a C.P.A. in Pennsylvania.

Richard W. Vague, age 53, has served as one of our Directors since May 2007.  Since 2007, Mr. Vague has served as Chief Executive Officer and Co-Founder of Energy Plus, a Philadelphia-based, progressive, independent Energy Service Company (ESCO).  Immediately prior to that, Mr. Vague served as the Chief Executive Officer of Barclays Bank Delaware, a financial institution and credit card issuer, since December 2004.  Previously, Mr. Vague was Chief Executive Officer of Juniper Financial, a direct consumer credit card bank, since he co-founded that company in 2000.  From 1985 to 2000, Mr. Vague was the co-founder, Chairman and Chief Executive Officer of First USA, and Chairman of Paymentech, the merchant processing subsidiary of First USA.  In 1997, Bank One acquired First USA.  Mr. Vague serves as a Director of Barclays Bank Delaware.  Mr. Vague received a B.S. in communication from the University of Texas at Austin.

There are no family relationships among any of the Company’s directors or executive officers.

Information Concerning the Board of Directors and Its Committees

Under our Certificate of Incorporation and Bylaws, the Board of Directors determines the number of directors on the Board.  We currently have seven (7) Directors. The Board of Directors held seven (7) meetings during the fiscal year ended December 31, 2008.  Each of our Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and relevant committees held during fiscal year 2008.

It is our policy to encourage directors to attend our annual meetings of stockholders.  All of our Directors attended our 2008 annual meeting of stockholders.

The Board of Directors has determined that the following Directors are “independent” under current New York Stock Exchange (“NYSE”) rules: Mitchell L. Hollin, Robert H. Niehaus, Marc J. Ostro, Ph.D., Jonathan J. Palmer, George F. Raymond and Richard W. Vague.  To be considered independent our Directors must meet the bright-line independence standards under the listing standards of the NYSE, and the Board of Directors must affirmatively determine that the Director otherwise has no material relationship with us, directly, or as an officer, shareowner or partner of an organization that has a relationship with us.  Until April 2009, Dr. Ostro served as the trustee of six (6) irrevocable trusts for the benefit of the children of Mr. Carr and his wife.  Dr. Ostro was replaced as trustee for three (3) of such trusts in April 2009 and for two (2) of such trusts in May 2009.  Dr. Ostro currently serves as the trustee of one (1) irrevocable trust for the benefit of a child of Mr. Carr and his wife.  The Board of Directors believes that Dr. Ostro’s position as trustee of these trusts was immaterial and did not affect his independence under the NYSE rules.

Robert O. Carr serves as Chairman at meetings of the Board of Directors.  The Chairman of our Nominating and Corporate Governance Committee, Dr. Ostro, presides over executive sessions of our non-management Directors.  During fiscal year 2008, three (3) executive sessions of our non-management Directors were held.  The Board of Directors has standing Audit, Compensation and Nominating/Corporate Governance Committees.

For additional information on our corporate governance, including the charters approved by the Board of Directors for the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee, the Code of Business Conduct and Ethics and the Corporate Governance Guidelines, please visit our investor relations website at www.heartlandpaymentsystems.com.  Printed copies of this information may be obtained by requesting copies from our Corporate Secretary, Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542.

Audit Committee.  Our Audit Committee is solely responsible for the appointment of and reviewing fee arrangements with our independent registered accounting firm, and approving any non-audit services by our independent registered accounting firm. (See the section entitled, “Principal Accountant Fees and Services” below).  Our Audit Committee reviews and monitors our internal accounting procedures and reviews the scope and results of the annual audit and other services provided by our independent registered accounting firm.  Our Audit Committee currently consists of Messrs. Palmer and Raymond and Dr. Ostro, each of whom is an independent director under current NYSE rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is chaired by Mr. Raymond.  We believe that each of the members of the Audit Committee is financially sophisticated and is able to read and understand our consolidated financial statements.  Our Board of Directors has determined that Mr. Raymond is an Audit Committee ‘‘financial expert’’ as defined in Item 407(d)(5) of Regulation S-K.  Our Audit Committee held four (4) meetings during fiscal 2008.

Compensation Committee. Our Compensation Committee is primarily responsible for reviewing and approving the compensation and benefits of our named executive officers and Directors, evaluating the performance and compensation of our executive officers in light of our corporate goals and objectives, administering our employee benefit plans and making recommendations to our Board of Directors regarding these matters, and administering our equity compensation plans.  Our Compensation Committee currently consists of Messrs. Hollin, Niehaus and Palmer, each of whom is an independent director under current NYSE rules.  Mr. Niehaus serves as chairman of our Compensation Committee.  Our Compensation Committee held two (2) meetings during fiscal 2008.

Our Chief Executive Officer conducts performance reviews of members of executive management and makes recommendations to the Compensation Committee on compensation, including wage increases, bonuses and equity grants, based on the Company’s overall performance and his assessment of the individual’s responsibilities and performance.  The Compensation Committee reviews these recommendations independently and approves, with any modifications it considers appropriate, the compensation.

For additional disclosure on our compensation of executive officers see the section entitled “Compensation Discussion and Analysis” below.

Nominating/Corporate Governance Committee.  Our Nominating/Corporate Governance Committee makes recommendations to the Board of Directors concerning nominations to the Board, including nominations to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors).  The Nominating/Corporate Governance Committee will consider nominees for our Board of Directors nominated by stockholders upon submission in writing to our Corporate Secretary of the names of such nominees in accordance with our Bylaws.  This Committee is also charged with shaping corporate governance policies and codes of ethical and legal conduct, and monitoring compliance with such policies.  Our Nominating/Corporate Governance Committee currently consists of Mr. Raymond and Dr. Ostro, each of whom is an independent director under current NYSE rules. Dr. Ostro serves as chairman of our Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee did not hold any meetings during fiscal 2008.

Communication with Directors

Stockholders who wish to communicate with the entire Board of Directors, the non-management Directors as a group or the Chairs of any of the Board committees may do so telephonically by calling Charles Kallenbach, our General Counsel, Chief Legal Officer and Corporate Secretary, at 609-683-3831, extension 2224 or by mail c/o Corporate Secretary, Heartland Payment Systems, Inc., 90 Nassau Street, 2nd Floor, Princeton, New Jersey 08542.  Communications are distributed to the Board, or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication.  In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as spam, job inquiries, business solicitations or product inquiries.  In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any Director upon request.

Our Board of Directors has also adopted policies designed to allow stockholders and other interested parties to communicate directly with our Directors. Any interested party that wishes to communicate directly with the Board or any Director or the non-management Directors as a group should send communications in writing to Chairman of the Audit Committee (currently George F. Raymond), c/o Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542.  The mailing envelope must contain a clear notation indicating that the enclosed letter is “Stockholder/Interested Party – Non-Management Director Communication,” “Stockholder/Interested Party – Board Communication,” “Stockholder/Interested Party – Audit Committee Communication” or “Stockholder/Interested Party – Director Communication,” as appropriate.  All such letters must identify the author as a stockholder or other interested party and clearly state whether the intended recipients are all members of the Board, a committee of the Board or certain specified individual Directors.  Copies of all such letters will be circulated to the appropriate Director or Directors.  There is no screening process in respect of communications from stockholders or other interested parties which are sent in such manner.  Interested parties may also call Mr. Raymond with such concerns at (239) 948-9453 or (856) 235-8379.  The information for communicating with the Audit Committee and non-management Directors is also available in the Corporate Governance Guidelines which are located in the investor relations section of our website, www.heartlandpaymentsystems.com.

Director Compensation

In 2008, members of the Board of Directors who were not our employees received annualized retainers at the rate of $10,000 for January 2008 through April 2008 and $20,000 for May 2008 through December 2008.  Mr. Carr, as an employee of the Company, did not receive compensation for his service on the Board of Directors.  The chair of the Audit Committee, Mr. Raymond, received an additional annualized retainer at the rate of $5,000 for January 2008 through April 2008 and $15,000 for May 2008 through December 2008.  The chairs of our Compensation Committee and Nominating/Corporate Governance Committee, Mr. Niehaus and Dr. Ostro, respectively, each received an additional annualized retainer at the rate of $5,000 for May 2008 through December 2008. In addition, all members of the Board of Directors who were not our employees received $1,500 for each board meeting attended in person and $1,000 for each committee meeting attended in person.  Any new non-employee Director who has not been in our prior employ will receive an initial option to purchase 10,000 shares of our Common Stock on the date such individual joins the Board of Directors.  These options will vest over a period of two (2) years.  In addition, beginning after the third anniversary of the date a non-employee Director joins the Board, each such non-employee Director will receive an annual grant of a vested option to purchase 5,000 shares of our Common Stock in the fourth quarter of each calendar year.  See the section entitled, “Heartland Payment Systems, Inc. Amended and Restated 2008 Equity Incentive Plan” below.

Under these arrangements, we paid the members of the Board of Directors who are not our employees the following compensation during the fiscal year ended December 31, 2008:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total Compensation ($)

Mitchell L. Hollin	$26,667	$22,450 (2)	$49,117
Robert H. Niehaus	$29,750	$22,450 (2)	$52,200
Marc J. Ostro, Ph.D.	$31,250	$22,450 (2)	$53,700
Jonathan J. Palmer	$25,167	$22,450 (2)	$47,617
George F. Raymond	$33,250	$22,450 (2)	$55,700
Richard W. Vague	$23,667	$22,450 (2)	$46,117

(1)
Amounts represent the total fair value of stock options granted in 2008 as determined under SFAS No. 123R.  Under SFAS No. 123R, we estimate the grant date fair value of the stock options we issue using the Black-Scholes valuation model.  Our assumption for expected volatility is based on our historical volatility for those option grants whose expected life falls within a period for which we have sufficient historical volatility data related to market trading of our own Common Stock. For those option grants whose expected life is longer than the period for which we have sufficient historical volatility data related to market trading of our own Common Stock, we determine an expected volatility assumption by referencing the average volatility experienced by a group of our public company peers.  We estimate the expected life of a stock option based on the simplified method for “plain-vanilla” stock options as provided by the staff of the SEC in Staff Accounting Bulletin 107.  We use the simplified method because, at this point, we do not have sufficient historical information to develop reasonable expectations about future exercise patterns.  Our dividend yield assumption is based on actual dividends expected to be paid over the expected life of the stock option.  Our risk-free interest rate assumption for stock options granted is determined by using U.S. treasury rates of the same period as the expected option term of each stock option.

(2)	The fair value of each option was $4.49. The fair value of options granted was estimated at the grant date using the following weighted average assumptions:

Expected volatility	42.5%
Expected life	2.5 years
Expected dividends	1.75%
Risk-free interest rate	1.50%

Options Granted to Directors in 2008

	Number of Securities Underlying Options	Exercise	Grant	Expiration
Name	Granted (#)	Price	Date	Date

Mitchell L. Hollin	5,000	$18.00	11/5/2008	11/5/2013
Robert H. Niehaus	5,000	$18.00	11/5/2008	11/5/2013
Marc J. Ostro, Ph.D.	5,000	$18.00	11/5/2008	11/5/2013
Jonathan J. Palmer	5,000	$18.00	11/5/2008	11/5/2013
George F. Raymond	5,000	$18.00	11/5/2008	11/5/2013
Richard W. Vague	5,000	$18.00	11/5/2008	11/5/2013

Director Options Outstanding at December 31, 2008

Number of Stock Options
Name	Outstanding

Mitchell L. Hollin	20,000
Robert H. Niehaus	20,000
Marc J. Ostro, Ph..D	50,000
Jonathan J. Palmer	20,000
George F. Raymond	40,000
Richard W. Vague	15,000

Director Nomination

Criteria for Board Membership.  In selecting candidates for appointment or re-election to the Board, the Nominating/Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that: at least a majority of the Directors are independent under the rules of the SEC and the NYSE, members of our Audit Committee meet the financial literacy and sophistication requirements under the rules of the SEC and the NYSE and at least one (1) of member of our Audit Committee qualifies as an “audit committee financial expert” under the rules of the SEC.  Nominees for Director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties.

Stockholder Nominees.  The Nominating/Corporate Governance Committee will consider written proposals from stockholders for nominees for Director.  Any such nominations should be submitted to the Nominating/Corporate Governance Committee c/o our Corporate Secretary and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s Common Stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholder Proposals for 2010 Annual Meeting”.  No director nominations were submitted by stockholders for the 2009 Annual Meeting.

Process for Identifying and Evaluating Nominees.  The Nominating/Corporate Governance Committee believes the Company is well served by its current Directors.  In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating/Corporate Governance Committee will recommend that the Board of Directors re-nominate incumbent Directors who continue to be qualified for Board service and are willing to continue as Directors.  If an incumbent Director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating/Corporate Governance Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought.  Director candidates will be selected based on input from members of the Board, our senior management and, if the Nominating/Corporate Governance Committee deems appropriate, a third-party search firm.  The Nominating/Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references.  In addition, such candidates will be interviewed by at least one member of the Nominating/Corporate Governance Committee.  Candidates meriting serious consideration will meet with all members of the Board.  Based on this input, the Nominating/Corporate Governance Committee will evaluate which of the prospective candidates is qualified to serve as a Director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Since becoming a public company, we have never received a proposal from a stockholder to nominate a Director.  Although the Nominating/Corporate Governance Committee has not adopted a formal policy with respect to stockholder nominees, the Committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.  No formal policy regarding stockholder nominees has been implemented because there has never been a proposal from a qualifying stockholder to nominate a Director.

Board Nominees for the 2009 Annual Meeting.  Robert O. Carr, Mitchell L. Hollin, Robert H. Niehaus, Marc J. Ostro, Ph.D., Jonathan J. Palmer, George F. Raymond, and Richard W. Vague are the nominees listed in this Proxy Statement, and each such person is a current Director standing for re-election.

Vote Required

If a quorum is present, the affirmative vote of a plurality of the shares of Common Stock present or represented by valid proxies at the Annual Meeting and entitled to vote on the matter is required for the election of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF
ROBERT O. CARR, MITCHELL L. HOLLIN, ROBERT H. NIEHAUS, MARC J. OSTRO, PH.D.,
JONATHAN J. PALMER, GEORGE F. RAYMOND, AND RICHARD W. VAGUE FOR ELECTION TO
THE BOARD OF DIRECTORS.

PROPOSAL NO. 2.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP to continue to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.  The Company is asking its stockholders to ratify this appointment.  If ratification by the stockholders of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not obtained, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions from stockholders.

Vote Required

If a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by valid proxies at the Annual Meeting and entitled to vote on the matter is required for approval of Proposal No. 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION
OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2009

REPORT OF THE AUDIT COMMITTEE

The primary responsibilities of the Audit Committee are to oversee our financial reporting process on behalf of the Board of Directors, to review our financial statements, appoint, review and approve fee arrangements with our independent accountants, and to report the results of the Audit Committee’s activities to the Board of Directors.

Our management has the primary responsibility for the financial statements and financial reporting process, including the systems of internal control.  Our independent accountants, Deloitte & Touche LLP, are responsible for auditing those financial statements in accordance with generally accepted accounting principles and issuing a report thereon.  The Audit Committee has reviewed and discussed with management and the independent accountants the Company’s audited financial statements as of and for the year ended December 31, 2008.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent accountants their independence.  In addition, the Audit Committee has considered the compatibility of non-audit services with the independent accountant’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements, referred to above, be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

This report has been furnished by the members of the Audit Committee:
George F. Raymond, Chairman
Marc J. Ostro, Ph.D.
Jonathan J. Palmer

EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth information regarding our executive officers as of December 31, 2008.

Name	Age	Position
Robert O. Carr	63	Chairman of the Board and Chief Executive Officer
Robert H.B. Baldwin, Jr.	54	President and Chief Financial Officer
Sanford C. Brown	37	Chief Sales Officer
Charles H.N. Kallenbach	45	General Counsel, Chief Legal Officer and Secretary
Thomas M. Sheridan	63	Chief Portfolio Officer

Robert O. Carr, age 63, has served as Chairman of our Board of Directors and as our Chief Executive Officer since our inception in October 2000.  Mr. Carr had been Chairman of the Members’ Committee and Chief Executive Officer of our predecessor, Heartland Payment Systems LLC, from March 1997 to October 2000 when the merger of Heartland Payment Systems LLC into our Company became effective.  Mr. Carr co-founded Heartland Payment Systems LLC with Heartland Bank in March 1997.  Prior to founding Heartland, Mr. Carr worked in the payments and software development industries for 25 years.  Mr. Carr received a B.S. and M.S. in Mathematics and Computer Science from the University of Illinois.

Robert H.B. Baldwin, Jr., age 54, has served as our Chief Financial Officer since our inception in October 2000 and has served as our President since October 2007. Mr. Baldwin had been Chief Financial Officer and Secretary of our predecessor, Heartland Payment Systems LLC, from May 2000 to October 2000.  From July 1998 to May 2000, Mr. Baldwin served as the Chief Financial Officer of COMFORCE Corp., a publicly-traded staffing company.  From 1985 through July 1998, Mr. Baldwin was a Managing Director in Smith Barney’s Financial Institutions advisory business and from 1980 to 1985, he was a Vice President with Citicorp.  Mr. Baldwin received a B.A. in History from Princeton University and an M.B.A. from Stanford University.

Sanford C. Brown, age 37, has served as our Chief Sales Officer since January 2, 2006.  Prior to accepting this role, Mr. Brown served as our Senior Vice President of Sales Management and was responsible for our sales infrastructure, sales policy, and formulating business development strategies.  From late 2000 to 2003, Mr. Brown, served as our Senior Vice President of Hospitality Marketing and was responsible for strategies to develop and acquire relationships with trade associations nationally.  Mr. Brown has served in a variety of other sales and sales management positions since joining our predecessor in 1997, including District, Division, Regional and Vice President positions.  Mr. Brown attended Northern Arizona University where he studied Marketing.

Charles H.N. Kallenbach, age 45, has served as our General Counsel and Chief Legal Officer since January 2, 2007 and our Secretary since January 17, 2007.  From February 2004 through December 2006, Mr. Kallenbach was senior Vice President, Legal and Regulatory and Secretary for SunCom Wireless Holdings Inc., an NYSE-listed wireless communications company that was acquired by T-Mobile.  From September 2001 to January 2004, Mr. Kallenbach was Vice President and General Counsel for Eureka Broadband Corporation.  From January 2000 to September 2001, he was Vice President, General Counsel and Secretary, as well as Vice President of Human Resources for 2nd Century Communications.  From April 1996 to January 2000, Mr. Kallenbach was Vice President Legal and Regulatory Affairs for e.spire Communications, Inc.  Prior to that, he practiced law with Jones Day and Swidler & Berlin from November 1990 to April 1996.  He also served as Legislative Assistant to United States Senator Arlen Specter from June 1985 to July 1987.  Mr. Kallenbach holds a Bachelor of Arts from the University of Pennsylvania and a Juris Doctor from the New York University School of Law.

Thomas M. Sheridan, age 63, has served as our Chief Portfolio Officer since December 2004.  From 1998 to December 2004, Mr. Sheridan was Senior Vice President at Nova Information Systems, the payments processing division of US Bancorp, and was responsible for pricing and portfolio management.  From 1997 to 1998, Mr. Sheridan was Vice President, Credit, Security and Settlement Operations, at PMT Services, which was acquired by Nova in 1998.  From 1991 to 1997, Mr. Sheridan consulted for a number of companies in the payments industry, specializing in acquisitions, integration and portfolio management.  From 1989 to 1991, he was Chief Financial Officer for National Data Corporation’s payments division, now called Global Payments.  Prior to joining National Data Corporation, he served as a Vice President at First Interstate Bank, a Senior Vice President in Citibank’s credit card operations, and in the finance department of Abbott Laboratories, a health care company. Mr. Sheridan received a B.S. in Chemical Engineering from the University of Illinois and an M.B.A. in Finance from Northwestern University.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis discusses the principles and objectives underlying our executive compensation policies and the most significant factors relevant to an analysis of these policies and provides information about the fiscal year 2008 compensation programs for our named executive officers as well as information concerning new executive officer compensation arrangements approved in 2009.

Compensation Objectives

The primary objective of our compensation program is to provide our named executive officers with strong incentives to drive our growth and profitability, while achieving a successful balance between near-term performance and our long-term success.  The Board of Directors and the Compensation Committee observe that while our stock price is not controllable by our management, an incentive structure that encourages superior short-term performance (relative to the industry, and the overall equity market) while also focusing attention on building for long-term growth is most likely to result in our stock outperforming the broad equity markets, such as the Dow Jones Industrial Average and the S&P 500 over both the near- and long-term.  Ultimately, it is that outperformance of the stock (measured as the total return, inclusive of dividends) that is most important to our stockholders and the compensation objectives are thus intended to focus management on that outcome.

The compensation program adopted by the Board of Directors and the Compensation Committee is designed to align individual compensation with our growth and profitability, our near-term performance relative to our industry, our long term success in creating stockholder value, the market for our executive talent and the market for securities investment.  This is done using a mix of “at risk” annual short-term incentive cash compensation, balanced by performance-based long-term equity incentives.

The factors we consider in setting executive compensation levels are:

1.	Performance (short-term and long-term results against our budgets and established performance objectives);

2.	Overall cost (relative to budget and our overall financial position);

3.	Relative internal value of positions;

4.	Retention factors;

5.	Regulatory guidelines (for example, Internal Revenue Code Section 162(m)); and

6.	Compensation data regarding an executive’s historical compensation compared to selected comparable companies.

Elements of Compensation

The elements of our compensation program include the following:

•	wages (salary);

•	annual performance-based incentive cash compensation;

•	stock incentive programs (stock options, restricted stock units, etc.); and

•	severance arrangements.

We choose to pay each element, in large part, for the following reasons:

•	Wages: Salary provides guaranteed cash compensation to secure the services of our executive talent.

•
Annual Performance-Based Compensation:  Our named executive officers are eligible to receive annual performance-based cash compensation in order to reward and incentivize the short-term financial and operating performance of the Company.  Such rewards may be unrelated to share price performance for the applicable period (either absolute or relative), because the equity markets’ performance on a short-term basis can diverge significantly from our actual financial and operating performance.

•
Stock Incentive Programs:  Providing named executive officers with the opportunity to create significant wealth through stock ownership is viewed as a powerful tool to attract and retain highly qualified executives, to achieve strong long-term stock price performance and to help align our executives’ interests with our stockholders’ interests.

•
Severance:  Named executive officers were provided with severance packages in consideration for delivering to us a non-competition/non-solicitation agreement.  We believe the severance package enhances the enforceability of the non-competition/non-solicitation agreement.  The Board of Directors believes that such agreements serve to reduce the likelihood that competitors will seek to hire our named executive officers who have significant knowledge about our operations and short- and long-term strategies.  New named executive officers may be offered a severance package to the extent that it is a necessary part of the employment offer, recognizing that the new executive is joining a team with members who have such a package.  In addition, we believe the severance arrangements provide a valuable retention tool for our named executive officers.

•
Other Benefits:  Named executive officers do not participate in any retirement or pension plan other than our standard 401(k) plan because participation in the long-term appreciation in the value of our stock is expected to provide significant retirement value if we perform.  Named executive officers also participate in various medical, dental, life, and disability programs offered by the Company to employees at large.

Determining Executive Compensation

It is the responsibility of the Compensation Committee to administer our compensation programs and practices to ensure that they are in line with our compensation objectives.  For the fiscal year 2008 and again in fiscal year 2009, the Compensation Committee engaged the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”) to review our compensation structure.  FW Cook reports to the Compensation Committee and does not perform any other work for the Company besides advising on executive compensation matters.  The Compensation Committee, with FW Cook, developed a peer group of companies, identifying other publicly-traded U.S.-based companies in the “Software and Services” S&P GICS group with a similar size and market value.  Based on these objective factors, the peer group of companies used for fiscal year 2008 market comparisons were:

ACI Worldwide	Acxiom	Convergys

CSG Systems	Cybersource	DealerTrak Holdings

Efunds	Euronet Worldwide	Global Cash Access

Global Payments	Jack Henry	Mantech International

Maximus	Moneygram International	Sykes Enterprises

TSS	Ultimate Software	Verifone Holdings

Wright Express

While we do not directly benchmark our named executive officers’ compensation to the compensation of our peers’ executives, FW Cook’s comparisons and analysis served as a reference point both to examine compensation for 2008 and on which to base changes to compensation figures and programs in 2008 and 2009.  In general, peer group comparisons showed that total annual cash compensation for each of Robert O. Carr, our Chairman and Chief Executive Officer, and Robert H.B. Baldwin, Jr., our President and Chief Financial Officer, as compared to the executive officers of our peer companies with similar titles and/or job responsibilities was below the median.  The findings of the study are set forth in the table below:

Heartland Payment Systems				Peer Group			Percentage Heartland Payment Systems Executives’ 2008 Target Compensation Below the Median
Executive	2008 Actual Wages	2008 Target Bonus	2008 Target Cash Compens- ation	2008 Median Salary	2008 Target Bonus	2008 Target Cash Compen- sation
Robert O. Carr	$450,000	$225,000	$675,000	$550,000	90.0%	$1,040,000	(35.1)%
Robert H.B. Baldwin, Jr.	$350,000	$175,000	$525,000	$412,000	65.0%	$760,000	(30.9)%
Charles H.N. Kallenbach	$250,000	$125,000	$375,000	(b)	(b)	(b)	(b)
Sanford C. Brown	$308,558	(a)	(a)	(b)	(b)	(b)	(b)
Thomas M. Sheridan	$232,320	$58,080	$290,000	(b)	(b)	(b)	(b)

(a) Mr. Brown’s wages were commission-based for 2008.

(b) Not included in 2008 study.

The following are the elements of 2008 compensation as set by the Compensation Committee:

Wages:  Wages for our named executive officers are generally based on the executive’s specific areas of accountability as well as market competitiveness and budget considerations.  Robert O. Carr, our Chairman and Chief Executive Officer, and Robert H.B. Baldwin, Jr., our President and Chief Financial Officer are each accountable for the financial performance of the entire Company.  Charles H.N. Kallenbach, our General Counsel, Chief Legal Officer and Secretary, is accountable for our compliance with regulatory requirements and legal affairs.  Sanford C. Brown, our Chief Sales Officer, is accountable for the Company’s sales and sales force.  Mr. Brown’s 2008 wages were determined as a factor of growth in our installed margin, which is defined as estimated net revenues of installed merchants less processing and servicing costs.  Installed margin is the measure by which we evaluate our sales performance.   Thomas M. Sheridan, our Chief Portfolio Officer, is accountable for the oversight of the performance of our merchant portfolios.  Executive officer wages are set at levels that are proportionately higher than other managers in our Company to recognize their greater role in our success and additional roles and managerial responsibilities.  Our Chief Executive Officer, Robert O. Carr, annually reviews the responsibility and performance of the named executive officers that report to him and also recommends the wages and annual cash bonuses for the named executive officers, except for himself, to the Compensation Committee.  The Compensation Committee reviews those recommendations and, with any modifications it considers appropriate, approves the wages and annual cash bonuses.  The Compensation Committee independently assesses the responsibility and performance of our Chief Executive Officer and sets his wages and annual cash bonus.

  In 2008, and based on FW Cook’s analysis of peer group executive compensation, we began to raise base salaries for Mr. Carr and Mr. Baldwin towards, but still lower than, the median level as compared to executives of our peer companies with similar titles and/or job responsibilities.  In recognition of Mr. Kallenbach’s effectiveness as our General Counsel, and the increasing importance of that role in our success, Mr. Kallenbach received a salary increase in 2008.  While the base salary increases for Mr. Carr and Mr. Baldwin were designed to raise their base compensation toward the peer group median, the actual amount of the increase for each of Mr. Carr and Mr. Baldwin and to our other named executive officers was determined in the discretion of the Compensation Committee, considering various other factors, including affordability within our budgets and business plans, an executive’s experience and responsibilities, individual performance evaluations, and our Chief Executive Officer’s recommendations (except for his own base salary).  For the 2008 fiscal year, the Compensation Committee approved wage increases for our named executive officers as set forth in the table below:

Annual Wages

Executive	2007 Actual Wages	2008 Actual Wages	2008 Percent Increase
Robert O. Carr	$350,000	$450,000	28.6%
Robert H.B. Baldwin, Jr.	$276,056	$350,000	26.8%
Charles H.N. Kallenbach	$190,000	$250,000	31.6%
Sanford C. Brown	$476,425	$308,558	(35.2)%(a)
Thomas M. Sheridan	$225,896	$232,320	2.8%

(a)	Mr. Brown’s wages were commission-based for 2007 and for 2008.

Annual Performance-Based Compensation:  We believe that some portion of annual cash compensation for our named executive officers should be “at risk,” i.e. contingent upon successful company and individual performance.  Therefore, annual performance-based compensation for named executive officers is tied to overall company performance, extraordinary individual performance, or both.  For all of our named executive officers, the target bonus is set at 35-50% of their annual wages, and the actual pay-out is determined in the discretion of our Chief Executive Officer, except with respect to his own compensation, and the Compensation Committee based on our financial operating performance and the executive’s individual results.

Historically, in determining bonus awards for our executives, our Chief Executive Officer and the Compensation Committee review various financial performance measurements in relation to the applicable annual budget for such measurements.  Specific measurements used to examine performance may include (i) revenues, (ii) expenses, (iii) operating income and (iv) net income.  This review is performed with reference to the applicable budget or budgets for each executive – i.e., the executive’s individual budget, the budget for the executive’s particular business unit, the budget for the business unit or units that report to the executive and/or the Company-wide budget.  While specific targets are not set for these performance measures, the Chief Executive Officer and the Compensation Committee will typically require actual performance for a fiscal year to meet budget for the measurements listed above in order to pay bonuses at target levels.

With respect to our Chief Sales Officer, Sanford C. Brown, cash compensation is determined based on our sales and is paid in the form of commission-based wages.  For additional information, see the discussion of “Wages” above.

Additionally, when determining executive bonuses, our Chief Executive Officer and the Compensation Committee also consider individual factors, such as an executive’s performance reviews, sales results, individual contributions towards meeting collective performance goals, as well as more subjective factors such as exhibited leadership, client relationship development, internal development, effectiveness at mitigating adverse developments and macro-economic and prevailing market factors.  Ultimately, the amount of an executive’s bonus (and whether the executive receives a bonus for a particular fiscal year) is determined in the discretion of the Chief Executive Officer, subject to final determination by the Compensation Committee, and, with respect to the Chief Executive Officer’s bonus, is determined in the discretion of the Compensation Committee.

The relevant budgets and performance measures considered to determine bonuses for our named executive officers are set forth in the table below:

Executive	Reference Budget(s)	Performance Measure(s)
Robert O. Carr	Company-wide	Revenues, expenses, operating income, net income

Robert H.B. Baldwin, Jr.	Company-wide	Revenues, expenses, operating income, net income

Charles H.N. Kallenbach	Legal	Expenses, transaction and litigation outcomes

Sanford C. Brown	N/A	Mr. Brown’s cash compensation is in the form of commission-based wages

Thomas M. Sheridan	Merchant portfolios	Repricing of merchant accounts and managing card processing results

When we set the 2008 goals, we considered them to be ambitious, but attainable and designed to cause incentive payments to reflect meaningful performance requirements.  Exceptional performance may result in payment of an annual bonus to an executive that exceeds the executive’s target.  In 2008, actual performance results for net revenue exceeded budget, but operating income and net income on a Company-wide basis did not meet budgeted expectations.  Our performance relative to the targeted performance levels described was approximately +4.4% for net revenue, (12.3)% for operating income and (7.7)% for net income.  The Compensation Committee, however, determined that these results were primarily due to factors and circumstances outside of our executive officers’ control.  Particularly, the extent of the significant downturn in macro-economic conditions in the United States that occurred in 2008 was not foreseeable at the time 2008 budgets were prepared and approved.  These negative macro-economic and prevailing market conditions negatively impacted our performance for 2008.  Furthermore, at the time bonuses for 2008 were determined in 2009, the intrusion of our processing system had been discovered and publicly announced.  The intrusion added to the uncertainty regarding our future performance and financial condition caused by the ongoing negative economic conditions.  At such time, the Compensation Committee determined that extraordinary efforts and commitment would be required from our executives to deal with the issues raised by the processing system intrusion.  In light of these circumstances, and in order to reward our executives for their continued commitment to our Company in uncertain conditions, to incentivize future performance and to help retain valuable executives at a time when we placed an emphasis on consistency and institutional stability, the Compensation Committee determined to pay bonuses to our named executive officers at target levels, notwithstanding our performance for 2008.

The table below sets forth the target bonus and 2008 annual performance-based compensation earned by each named executive officer.  Annual bonuses were paid in the form of cash during 2008.

Annual Incentive Bonus Information as of December 31, 2008

Executive	2007 Target Bonus	2007 Bonus	2008 Target Bonus	2008 Bonus
Robert O. Carr	$175,000	$109,197	$225,000	$225,000
Robert H.B. Baldwin, Jr.	$138,028	$ 81,117	$175,000	$175,000
Charles H.N. Kallenbach	$95,000	$ 95,000	$125,000	$125,000
Sanford C. Brown	(a)	(a)	(a)	(a)
Thomas M. Sheridan	$112,948	$ 36,532	$ 58,080	$ 58,080

(a)	Mr. Brown’s compensation was commission based for 2007 and for 2008 and therefore all of his cash compensation with respect to 2007 and 2008 is set forth within the table titled “Annual Wages,” above.

Stock Incentive Programs:  Equity based compensation is an integral part of our overall compensation program.  We believe that stock options and restricted stock units effectively focus our executives on increasing long-term value to our stockholders, help to build real ownership, and provide employment retention.  These stock-based incentives, which in recent years have consisted solely of stock option and restricted stock unit grants, are based on various factors primarily relating to the responsibilities of the individual officer or employee, his or her past performance, anticipated future contributions and prior option grants.  In general, the Compensation Committee bases its decisions to grant stock-based incentives on recommendations of our Chief Executive Officer and the

Compensation Committee’s analysis of relevant compensation information, with the intention of keeping the executives’ overall compensation, including the equity component of that compensation, at a competitive level in line with our budgets for the executive’s position and reflective of the executive’s contribution to the Company’s performance.  The Compensation Committee also considers the number of shares of common stock outstanding, the number of shares of common stock authorized for issuance under its equity compensation plans, the number and value at various stock prices of options and shares held by the executive officer for whom an award is being considered and the other elements of the officer’s compensation, as well as our compensation objectives and policies described above.  As with the determination of base salaries and annual performance-based compensation, the Compensation Committee exercises subjective judgment and discretion after taking into account the above criteria.

Awards to named executive officers pursuant to the 2008 Equity Incentive Plan are generally made annually and the grant is usually made on the second full trading day after the most recent financial results are announced, with the price of the grant set as of the close of trading on that second day.  Other than the 2008 performance-based stock options described below, Sanford Brown was the only named executive officer to receive an option award in fiscal 2008.

2008 Performance-Based Stock Options. In the third quarter of 2008, our Board of Directors approved a performance-based stock option program under our 2008 Equity Incentive Plan.  The purpose of this award was to reward long-term operating success and also the subsequent increase in stockholder value that we expected such performance would create.  Under this program, we granted 2.5 million performance-based stock options to our employees, of which an aggregate of 1.375 million were granted to our named executive officers.  These stock options were granted to those employees who the Board of Directors determined could have a significant impact on successfully integrating the Network Services business, which we acquired in May 2008, and effectively executing our growth plan. These stock options have a five-year term and will vest in equal amounts in 2011, 2012 and 2013 only if as of the vesting date or over the term of the stock options, both of the following performance conditions are achieved:

•	Consolidated net revenue grows at a compound annual rate of at least 15%; and

•	Fully diluted EPS grows at a compound annual rate of at least 25%

At the time these performance-based options were granted, we believed that these performance goals would be highly difficult for our Company to attain as they represent growth well beyond what our competitors in the industry normally achieve and provided our executives with significant incentives to drive the long-term growth of our Company.  As of the date of this Proxy Statement, due in large part to macro-economic conditions and the processing system intrusion, which negatively affected our stock price and financial performance, we believe that these performance goals are going to be extraordinarily difficult to attain.  For additional information regarding 2008 performance-based stock option awards granted to our named executive officers on August 6, 2008, see “Grants of Plan-Based Awards.”

New Executive Officer Compensation Arrangements in 2009

In light of the challenges facing our Company resulting from the previously announced intrusion of our processing system, the current macro-economic and prevailing market conditions and the significant reduction of equity ownership suffered by our Chief Executive Officer as a result of previously announced forced sales of all of his shares of our common stock through margin calls by his lender, the Compensation Committee retained FW Cook to review and recommend changes to our compensation structure and philosophy.  As part of this review, FW Cook examined the overall compensation package of our Chief Executive Officer, Robert O. Carr, in order to identify long-term incentive alternatives to motivate and retain our Chief Executive Officer.  FW Cook analyzed chief executive officer compensation practices among our peers as well as examples of extraordinary equity awards to chief executive officers of mid-cap companies granted within the past two years.  The peer group of companies used to analyze the cash compensation of our named executive officers for 2009 are identified above within this Compensation Discussion and Analysis, except that Cybersource and Ultimate Software were not included, and, Genpact, GSI Commerce and Microsystems were added to, such peer group.  Based on this review, on May 11, 2009, the Compensation Committee approved the equity awards to our Chief Executive Officer and the cash and equity awards to certain of our named executive officers summarized below.

Equity compensation is an integral element of our overall executive compensation program.  We believe that equity ownership by our executives will strongly align the interests of our executives with the long-term interests of our stockholders.  However, as previously disclosed, Mr. Carr, was forced to dispose of all of his shares of our common stock earlier this year, impairing this desired alignment.  Even with the increase in Mr. Carr’s cash compensation in 2008, FW Cook’s analysis also indicated that Mr. Carr’s current cash-based compensation is approximately 45% below the median cash compensation received by chief executive officers of our industry peer group in 2009.  Therefore, the Compensation Committee is reviewing and analyzing potential changes to Mr. Carr’s base salary for 2009 with FW Cook.

Our Board of Directors believes that Mr. Carr’s deep understanding of our business and industry, as well as his strong relationship with our commission-only sales force makes Mr. Carr uniquely qualified for the position of our Chief Executive Officer, and that Mr. Carr has contributed significantly to our historically high growth and price-to-earnings multiples and should continue to make such contributions in the future.  Under the circumstances, the Board of Directors and Mr. Carr agreed that providing a significant equity component as a one-time grant will have the effect of incentivizing Mr. Carr to achieve strategic corporate goals and drive our long-term performance.  This award will also provide an important tool to retain Mr. Carr, who the Board of Directors deems extremely important to our future success.

Specifically, as explained in greater detail below, the majority of shares underlying the equity grant approved by our Compensation Committee will provide a benefit for Mr. Carr only through extraordinary corporate performance, as measured by the price of our common stock.  Directly linking the vesting of Mr. Carr’s award to increases in the price of our common stock will provide Mr. Carr with a reward that is commensurate with the results experienced by our stockholders.  Mr. Carr and the Board of Directors believe this equity award will better align Mr. Carr’s interests with the long-term interests of our stockholders as compared to any additional cash compensation.

On May 11, 2009, Mr. Carr was granted:  (i) an option to purchase up to 1,395,000 shares of our common stock and (ii) 265,000 restricted stock units, under our 2008 Equity Incentive Plan.  The exercise price of all of the options is $8.88, which was the fair market value of our common stock (as determined pursuant to our 2008 Equity Plan) on the date of grant.  465,000 of such options and all of the restricted stock units will vest in four equal annual installments beginning on the first anniversary of the grant date, provided that Mr. Carr remains an employee of our Company as of the relevant vesting date.  465,000 of such options will begin to vest only after the closing price of our common stock is $17.76 per share or more and the remaining 465,000 of such options will begin to vest only after the closing price of our common stock is $26.64 per share or more.  These performance-contingent portions of the award require that the price hurdle listed above be achieved for 30 consecutive days at any time on or before May 11, 2013 (the final vesting date for such options) for such portions of the award to be eligible for vesting.  Once a price per share target is met, the tranche of the performance-contingent options tied to such price target will vest in four equal annual installments, retroactive to the date of grant, provided that Mr. Carr remains an employee of our Company as of the relevant vesting date.  We believe that these price per share targets, which were recommended by FW Cook as part of their analysis, represent goals that are both reasonable for which to strive, but difficult to attain since they are two times and three times the fair market value of our common stock on the date of grant, respectively.

In the event of a “change of control” of our Company (as defined in our 2008 Equity Plan), 100 percent of the unvested time-based portion of the award will vest.  The unvested portion of the performance-contingent options will vest upon a change of control only to the extent that applicable price per share goals have previously been met or the price is achieved in connection with the transaction.  We believe these change of control price targets encourage Mr. Carr to maximize value to our stockholders in connection with a transaction.

According to FW Cook’s analysis, the terms of the equity awards to Mr. Carr discussed above fall within the median to the 75th percentile of the secondary peer group with extraordinary Chief Executive Officer equity awards (including new-hire awards and special one-time awards) if the fair value is measured as a percentage of market cap to normalize size differences.

The equity awards granted to Mr. Carr were granted with the understanding that Mr. Carr will agree to extend his covenant not to compete with us and his covenant not to solicit any of our customers or suppliers following termination of his employment for any reason set forth in his Amended and Restated Employee Confidential Information and Noncompetition Agreement dated May 4, 2007 with us from 12 months to 24 months, except upon a change of control of our Company.

As noted above, FW Cook also reviewed and recommended changes to our compensation philosophy with respect to our other executive officers.  As part of this review, FW Cook examined the overall compensation packages of each of the named executive officers in order to identify long-term incentive alternatives to motivate and retain each of our named executive officers and to increase their salaries to competitive levels.  A major reason for the recommendations is that the substantial decline in our stock price due to macro-economic conditions and the processing system intrusion had the effect of reducing and/or eliminating the value of our named executive officers’ equity awards.  Historically, the equity ownership of our named executive officers was the primary reason that their cash compensation was below the median of their counterparts of our peer group but FW Cook recommended changing the compensation philosophy to provide more cash compensation as well as granting new equity awards to retain and incentivize our named executive officers.  The Compensation Committee considered FW Cook’s suggestions for each of the named executive officers and (other than with respect to our Chief Executive Officer) discussed them with our Chief Executive Officer.  On May 11, 2009, the Compensation Committee approved the cash and equity compensation to our named executive officers summarized below.

Robert H.B. Baldwin, Jr., President and Chief Financial Officer, was granted:  (i) an option to purchase up to 95,300 shares of our common stock at an exercise price of $8.88 per share, which vests in four equal annual installments beginning on May 11, 2010 and expires on May 11, 2014; and (ii) 26,000 restricted stock units with each restricted stock unit representing a contingent right to receive one share of our common stock and which vests in four equal annual installments beginning on May 11, 2010.  In addition, Mr. Baldwin’s base salary was increased from $350,000 to $430,000 (effective January 1, 2009), which brings his target cash compensation in 2009 to the median of target cash compensation of executive officers of our peer group of companies with similar titles and job responsibilities.

Sanford C. Brown, Chief Sales Officer, was granted: (i) an option to purchase up to 65,000 shares of our common stock at an exercise price of $8.88 per share, which vests in four equal annual installments beginning on May 11, 2010 and expires on May 11, 2014; and (ii) 15,000 restricted stock units with each restricted stock unit representing a contingent right to receive one share of our common stock and which vests in four equal annual installments beginning on May 11, 2010.  In addition, our Chief Executive Officer is considering potential changes to Mr. Brown’s cash compensation and is expected to make a recommendation regarding Mr. Brown’s cash compensation to the Compensation Committee.

Charles H.N. Kallenbach, General Counsel, Chief Legal Officer and Secretary, was granted: (i) an option to purchase up to 40,000 shares of our common stock at an exercise price of $8.88 per share, which vests in four equal annual installments beginning on May 11, 2010 and expires on May 11, 2014; and (ii) 15,000 restricted stock units with each restricted stock unit representing a contingent right to receive one share of our common stock and which vests in four equal annual installments beginning on May 11, 2010.  In addition, Mr. Kallenbach’s base salary was increased from $250,000 to $325,000 (effective January 1, 2009), which brings his target cash compensation in 2009 to the median of target cash compensation of executive officers of our peer group of companies with similar titles and job responsibilities.

In each case, if the named executive officer is not employed by us at the relevant vesting date of the options and the restricted stock units granted, the unvested portion of such options and restricted stock units will terminate. All of such options and restricted stock units were granted under our 2008 Equity Incentive Plan. The closing price of our common stock on the date such options and restricted stock units were granted was $8.88.  In the event of a change of control of our Company and a named executive officer’s employment upon such change of control is terminated by the Company without cause or by the executive for good reason, 100 percent of the unvested time-based portion of the award will vest for such named executive officer.

Severance: For all of our named executive officers other than Mr. Carr, we have set potential severance payments at one year’s continued payment of wages plus a pro rated bonus in order to run concurrently with our named executive officers’ covenants not to compete with us for 12 months following termination of their employment.  As of December 31, 2008, Mr. Carr’s severance payments were based on the same formula as the other named executive officers.  In connection with the equity awards granted to Mr. Carr in 2009, it was understood that Mr. Carr would agree to extend his covenant not to compete and his covenant not to solicit customers or suppliers from 12 months after termination of his employment to 24 months after termination of his employment and his potential severance payment would be changed to two year’s continued payment of wages plus a pro rated bonus in order to run concurrently with his covenant not to compete.  A condition to our providing such severance payments is our receipt from the executive officer of a release from future claims against the Company.  These severance arrangements provide incentive for our executives to comply with their post-employment covenants and grant us the ability to suspend payment if an executive has breached these covenants.  Pursuant to the above-described severance arrangements as of December 31, 2008, Mr. Carr would have had an estimated severance payout of $685,797, Mr. Brown would have had an estimated severance payout of $319,355, Mr. Baldwin would have had an estimated severance payout of $535,797, Mr. Sheridan would have had an estimated severance payout of $359,277, and Mr. Kallenbach would have had an estimated severance payout of $385,797.

Stock Ownership Guidelines

The Company has established an expectation that senior executives will maintain ownership of at least 50% of the net after-tax stock and/or stock options they have been granted (on a cumulative basis) to the first $10 million of value, and 75% of any value in excess of $10 million, until such time as their employment with us terminates.  These ownership guidelines are designed to further align executive ownership, long-term strategic thinking and compensation programs to our performance and the interests of our stockholders.  Our CEO has historically complied with these stock ownership guidelines.  However, in the first quarter of 2009, all of the outstanding shares of common stock owned by our CEO were sold in previously announced forced sales.  This has caused our CEO to not currently be in compliance with these stock ownership guidelines.  Further, while the Company intends to maintain a guideline ownership requirement for officers, the structure and amounts may change in the future.

Budget and Accounting Considerations

In order for this compensation approach to be effective in generating both short- and long-term value to our stockholders, the Board of Directors recognizes the critical role that the operating budget, and our performance relative to that budget, plays.  Historically, the Board of Directors, in its review of the annual expense budget, expected to have good visibility as to our profitability during each coming year, and analyzed those results against its own, and the equity market’s, expectations for that profit performance.  Then, after a year was completed, if results fell short of those budgeted levels, generally, the variable cash compensation element would likely have been relatively modest, because a significant bonus would have been paid only if quantifiably superior cost management allowed us to exceed our budgeted results.  Due to the current macro-economic conditions and expenses incurred in connection with the processing system intrusion, it has become more difficult to predict our profitability, so recently the focus has been less on the budget and profitability and more on subjective criteria such as exhibited leadership, client relationship development, internal development, effectiveness at mitigating adverse developments and macro-economic and prevailing market factors.  Additionally, the focus has been on incentivizing and retaining our named executive officers.  At the same time, however, named executive officers have a strong incentive to ensure that the appropriate amount of long-term capital investments in infrastructure are made, as one of their most significant wealth opportunities arises from their stock ownership, and recognition that long-term, our stock will not perform unless those ongoing infrastructure investments are made.

For our financial statements, cash compensation is expensed and for our income tax returns, cash compensation is deductible.  From the perspective of the named executive officers, such cash compensation is taxable as appropriate for that individual.  For equity-based compensation, we do not provide named executive officers with immediately vesting options in order to focus them on their long-term contributions to the Company and on the long-term appreciation in the value of the Company’s stock – although we do provide our Directors with immediately vesting options – and because such immediately vesting options would be expensed entirely on our financial statements when granted.  For future vesting options granted to named executive officers, the fair value of such grants is expensed over the vesting period.  We provide non-qualified stock options in our grants to named executive officers.  Non-qualified stock options provide us with an accounting tax benefit as the fair value of the options are deductible by the Company.  Non-qualified stock options provide us with a tax return benefit when the named executive officer exercises such non-qualified stock options. For the named executive officers, non-qualified stock options are generally not taxable until the exercise of such option.  The tax impacts of exercises by named executive officers match the tax benefit to us of the exercise.  The accounting and tax treatment of compensation pursuant to Internal Revenue Code Section 162(m), FAS 123R, and other applicable rules, is a factor in determining the amounts of compensation for named executive officers.

Summary Compensation Table

The following table shows the compensation paid or to be paid by us, and certain other compensation paid or accrued, during the fiscal years ended December 31, 2008, 2007 and 2006 to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers, together the “Named Executive Officers.”

Name and Principal Position	Year	Wages ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)(4)	All Other Compensation ($)	Total Compensation ($)
Robert O. Carr	2008	$450,000	―	$225,000	$ 4,718	$ 679,718
Chairman and Chief	2007	$350,000	―	$109,197	―	$ 459,197
Executive Officer(1)	2006	$350,000	―	―	―	$ 350,000
Robert H.B. Baldwin, Jr.	2008	$350,000	$ 28,018(3)	$175,000	$ 4,402	$ 557,420
President and Chief	2007	$276,056	$ 65,177(3)	$ 81,117	―	$ 422,350
Financial Officer(1)	2006	$260,001	$ 81,450(3)	―	―	$ 341,451
Charles H.N. Kallenbach	2008	$250,000	$ 115,938(3)	$125,000	$ 3,750	$ 494,688
General Counsel and Chief Legal Officer(1,2)	2007	$190,000	$ 161,024(3)	$ 95,000	―	$ 446,024
Sanford C. Brown	2008	$308,558	$ 76,327(3)	―	―	$ 384,885
Chief Sales Officer	2007	$476,425	$ 69,334(3)	―	―	$ 545,759
	2006	$219,086	$ 23,112(3)	$ 200,000	―	$ 442,198
Thomas M. Sheridan	2008	$232,320	$ 17,970(3)	$ 58,080	$ 3,750	$ 312,120
Chief Portfolio	2007	$225,896	$ 108,070(3)	$ 36,532	$ 7,130	$ 377,628
Officer(1)	2006	$208,000	$ 215,333(3)	―	$ 12,000	$ 435,333

(1)
Mr. Carr, Mr. Baldwin, Mr. Sheridan and Mr. Kallenbach each also received $3,750 in 2008 as a 401(K) Plan matching contribution, which is included in the column entitled “All Other Compensation” above.

(2)	Mr. Kallenbach was named our General Counsel and Chief Legal Officer on January 2, 2007.

(3)
Represents the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008 in accordance with SFAS 123R and, accordingly, may include amounts from options granted in prior years.  See the information appearing in footnote 14 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2008, as amended, for certain assumptions made in the valuation of options granted in the years ended December 31, 2007 and 2006.

(4)	Represents annual cash incentive compensation with respect to 2008. See – “Annual Performance-Based Compensation” for an explanation of these payments.

Grants of Plan-Based Awards

The following table lists grants of plan-based awards made to our Named Executive Officers during 2008 and the related total fair value of these awards. Named Executive Officers did not provide cash consideration for the listed awards.

Name	Grant Date	Estimated 2008 Potential Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1)
		Thresh- old ($)(5)	Target ($)	Maxi-mum ($)(5)
Robert O. Carr	8/6/2008				1,000,000	$22.00	$6,580,000(2)(3)
	―	―	$225,000	―
Robert H.B. Baldwin, Jr.	8/6/2008				350,000	$22.00	$2,303,000(2)(3)
	―	―	$175,000	―
Charles H.N. Kallenbach	8/6/2008				25,000	$22.00	$ 164,500(2)(3)
	―	―	$125,000	―
Sanford C. Brown	5/7/2008				4,156	$25.00	$ 23,440(4a)
	8/6/2008				1,766	$22.00	$ 11,620(4b)
	―	―	—	—
Thomas M. Sheridan	—				—	—	—
	―	―	$ 58,080	―

(1)
Amount represents the total grant date fair value of stock options granted in 2008 as determined under SFAS No. 123R.  Under SFAS No. 123R, we estimate the grant date fair value of the stock options using the Black-Scholes valuation model.  Our assumption for expected volatility is based on our historical volatility for those option grants whose expected life falls within a period for which we have sufficient historical volatility data related to market trading of our own Common Stock. For those option grants whose expected life is longer than the period for which we have sufficient historical volatility data related to market trading of our own Common Stock, we determine an expected volatility assumption by referencing the average volatility experienced by a group of our public company peers.  We estimate the expected life of a stock option based on the simplified method for “plain-vanilla” stock options as provided by the staff of the SEC in Staff Accounting Bulletin 107.  The simplified method is used because, at this point, we do not have sufficient historical information to develop reasonable expectations about future exercise patterns.  For performance-based stock options, the expected life is estimated based on the average of three possible performance condition outcomes. Our dividend yield assumption is based on actual dividends expected to be paid over the expected life of the stock option.  Our risk-free interest rate assumption for stock options granted is determined by using U.S. treasury rates of the same period as the expected option term of each stock option.

(2)	The fair value of each option was $6.58. The fair value of options granted was estimated at the grant date using the following weighted average assumptions:

Expected volatility	35%
Expected life	4.5 years
Expected dividends	1.33%
Risk-free interest rate	3.08%

(3)
In the third quarter of 2008, our Board of Directors approved a performance-based stock option program. Under this program, we granted 2.5 million performance-based stock options to our employees, including those grants to Named Executives dated August 6, 2008 listed in the above table. These stock options were granted to those employees who the Board of Directors determined could have significant impact on successfully integrating the Network Services business, which we acquired in May 2008, and effectively executing our growth plan. These stock options have a five-year term and will vest in equal amounts in 2011, 2012 and 2013 only if as of the relevant vesting date or over the term of the stock options, both of the following performance conditions are achieved:

•	Consolidated net revenue grows at a compound annual rate of at least 15%; and

•	Fully diluted EPS grows at a compound annual rate of at least 25%.

We believe that achieving these performance conditions is not “more likely than not” to occur.  therefore, no share-based compensation expense has been recorded for these stock options in 2008.  The evaluation of the likelihood of achieving these performance conditions will be repeated quarterly, and at such point that vesting of some or all of the options becomes more likely than not,  share-based compensation expense will be recorded.

(4)	The fair values and weighted average assumptions applied in estimating the grant date fair value of each option were as follows:

	(a)	(b)
Expected volatility	36%	37%
Expected life	2.5 years	2.5 years
Expected dividends	1.33%	1.33%
Risk-free interest rate	2.44%	2.71%

(5)
We have not established threshold or maximum payout amounts for our annual performance-based compensation awards.  These awards are paid as a percentage of the executive’s target award, determined in the discretion of the Compensation Committee, based on achievement of corporate and individual performance goals.  For more information, see “Annual Performance-Based Compensation.”

Outstanding Equity Awards

The following tables set forth information regarding outstanding equity awards held by Named Executive Officers as of December 31, 2008.  In the Outstanding Equity Awards table, each outstanding stock option award is listed individually along with the breakout of the number of stock options, which are exercisable and unexercisable.  As of December 31, 2008, there were no outstanding stock awards to the Named Executive Officers and the Company had not made any stock awards.

Outstanding Equity Awards at Fiscal Year-End 2008
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert O. Carr	125,000	―	$ 6.25	October 29, 2013
	―	1,000,000(1)(2)	$ 22.00	August 6, 2013
Robert H.B. Baldwin, Jr.	302,636	―	$ 5.00	February 12, 2012
	26,000	―	$ 6.25	January 16, 2009
	90,000	―	$ 9.80	February 15, 2010
	2,425	7,275 (3)	$ 25.64	February 16, 2012
	―	350,000(1)(4)	$ 22.00	August 6, 2013
Charles H.N. Kallenbach	12,500	37,500 (5)	$ 28.25	January 2, 2012
	―	25,000(1)(6)	$ 22.00	August 6, 2013
Sanford C. Brown	4,000	―	$ 5.00	August 18, 2013
	20,000	―	$ 6.25	January 15, 2014
	1,250	―	$ 6.25	January 15, 2014
	5,476	―	$ 7.50	April 16, 2014
	25,848	―	$ 9.28	August 10, 2014
	34,014	―	$ 9.80	April 1, 2010
	3,498	―	$ 11.00	July 14, 2010
	16,910	―	$ 21.55	December 23, 2010
	5,000	5,000(7)	$ 25.50	August 4, 2011
	1,937	5,813(8)	$ 25.64	February 16, 2012
	3,042	―	$ 26.66	September 12, 2010
	4,156	―	$ 25.00	May 7, 2013
	1,766	―	$ 22.00	August 6, 2013
Thomas M. Sheridan	172,156	―	$ 9.28	December 1, 2014
	1,937	5,813(9)	$ 25.64	February 16, 2012

(1)
In the third quarter of 2008, our Board of Directors approved a performance-based stock option program. Under this program, we granted 2.5 million performance-based stock options to our employees including those grants to Named Executives dated August 6, 2008 listed in the above table.   These are performance-based stock options which were granted to those employees who the Board of Directors determined could have significant impact on successfully integrating the Network Services business, which we acquired in May 2008 and effectively executing our growth plan. These stock options have a five-year term and will vest in equal amounts in 2011, 2012 and 2013 only if over the term of the stock options, both of the following performance conditions are achieved:

•	Consolidated net revenue grows at a compound annual rate of at least 15%; and

•	fully diluted EPS grows at a compound annual rate of at least 25%.

We believe that achieving these performance conditions is not “more likely than not” to occur therefore, no share-based compensation expense has been recorded for these stock options in 2008.  The evaluation of the likelihood of achieving these performance conditions will be repeated quarterly, and at such point that vesting of some or all of the options becomes more likely than not,  share-based compensation expense will be recorded.

(2)
If and only if the performance conditions identified in (1) above are achieved, 333,330 stock options will become exercisable on May 5, 2011, 333,330 stock options will become exercisable on May 5, 2012, and 333,340 stock options will become exercisable on May 5, 2013.

(3)	2,425 stock options became exercisable on February 16, 2009, 2,425 stock options will become exercisable on February 16, 2010, and 2,425 stock options will become exercisable on February 16, 2011.

(4)
If and only if the performance conditions identified in (1) above are achieved, 116,665 stock options will become exercisable on May 5, 2011, 116,665 stock options will become exercisable on May 5, 2012, and 116,670 stock options will become exercisable on May 5, 2013.

(5)	12,500 stock options became exercisable on January 2, 2009, 12,500 stock options will become exercisable on January 2, 2010, and 12,500 stock options will become exercisable on January 2, 2011.

(6)
If and only if the performance conditions identified in (1) above are achieved, 8,333 stock options will become exercisable on May 5, 2011, 8,333 stock options will become exercisable on May 5, 2012, and 8,334 stock options will become exercisable on May 5, 2013.

(7)	2,500 stock options will become exercisable on August 4, 2009, and 2,500 stock options will become exercisable on August 4, 2010.

(8)	1,937 stock options became exercisable on February 16, 2009, 1,938 stock options will become exercisable on February 16, 2010, and 1,938 stock options will become exercisable on February 16, 2011.

(9)	1,937 stock options became exercisable on February 16, 2009, 1,938 stock options will become exercisable on February 16, 2010, and 1,938 stock options will become exercisable on February 16, 2011.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2008

The following table sets forth the number of stock options exercised during 2008 by the Named Executive Officers and the value realized on exercise.  There were no stock awards outstanding during 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Robert O. Carr	―	―
Robert H.B. Baldwin, Jr.	52,180	$556,761
Charles H.N. Kallenbach	―	―
Sanford C. Brown	20,000	$329,237
Thomas M. Sheridan	29,562	$365,138

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change in Control

In November 2001, Robert O. Carr entered into an employee confidential information and non-competition agreement with us, which was amended and restated on May 4, 2007 and is intended to be amended effective as of May 11, 2009.  Subject to Mr. Carr’s compliance with the non-competition, non-solicitation and other covenants to be set forth in the anticipated amendment, his agreement will provide that in the event Mr. Carr is terminated by us for other than cause (as defined in his agreement) or disability (as defined in his agreement), he will be entitled to receive severance pay in an amount equal to the wages that would have been paid to him during a twenty-four month period plus medical benefits for twenty-four months.  In the event of a change in control (as defined in his agreement), the amended covenants set forth therein will revert back to twelve months and so does Mr. Carr’s severance.  In addition, if Mr. Carr’s employment is terminated by us other than for cause or his employment with us is terminated due to his death, he shall also be entitled to receive a pro rata portion of any annual bonus that he would have been entitled to receive based on the number of days he was employed by us during such year.

In October 2000, Sanford C. Brown entered into an employee confidential information and non-competition agreement with us, which was also amended and restated on May 4, 2007, and on April 4, 2007, Charles H.N. Kallenbach entered into an employee confidential information and non-competition agreement with us.  On March 16, 2007, Robert H.B. Baldwin and Thomas M. Sheridan entered into revised confidential information and non-competition agreements with us.  Subject to the executive’s compliance with the non-competition, non-solicitation and other covenants set forth therein, all of these agreements provide that in the event these executives are terminated by us for other than cause (as defined in the agreements) or disability (as defined in the agreements), they will be entitled to receive severance pay in an amount equal to the wages that would have been paid to them during a twelve-month period plus medical benefits for twelve months.  In addition, if the employment of the executives is terminated by us other than for cause or their employment with us is terminated due to their death, they shall also be entitled to receive a pro rata portion of any annual bonus that they would have been entitled to receive based on the number of days they were employed by us during such year or, if their bonus was payable on a quarterly rather than an annual basis, then they shall be entitled to receive a pro rata portion of any bonus that they would have been entitled to receive for the fiscal quarter in which they were terminated.

In addition, pursuant to the terms of option award agreements, vesting of certain stock options granted to our named executive officers may accelerate upon a change in control of our company and/or upon termination of our named executive officers’ employment without cause at the discretion of the Compensation Committee.

The following table provides a quantitative description of the payments and benefits payable upon termination of employment and/or change in control of our company, assuming a termination date as of December 31, 2008 and payment of a bonus under the agreements at target levels.  Estimated stock and option values were calculated assuming the closing price of our common stock on December 31, 2008 of $17.50:

Named Executive Officer	Severance Payment	Estimated Value of Benefits	Bonus	Estimated Value of Acceleration of Vesting of Stock Options	Total
Robert O. Carr
Termination of Employment without Cause	$450,000	$10,797	$225,000(a)	NA	$685,797
Termination of Employment due to Death	NA	NA	$225,000(a)	NA	$225,000
Change in Control	NA	NA	NA	(b)	$-0-
Robert H.B. Baldwin, Jr.
Termination of Employment without Cause	$350,000	$10,797	$ 175,000(a)	NA	$535,797
Termination of Employment due to Death	NA	NA	$ 175,000(a)	NA	$175,000
Change in Control	NA	NA	NA	(c)	$-0-
Charles H.N. Kallenbach
Termination of Employment without Cause	$250,000	$10,797	$ 125,000 (a)	NA	$385,797
Termination of Employment due to Death	NA	NA	$ 125,000 (a)	NA	$125,000
Change in Control	NA	NA	NA	(c)	$-0-

Named Executive Officer	Severance Payment	Estimated Value of Benefits	Bonus	Estimated Value of Acceleration of Vesting of Stock Options	Total
Sanford C. Brown
Termination of Employment without Cause	$308,558	$10,797	$ -0-	NA	$319,355
Termination of Employment due to Death	NA	NA	$ -0-	NA	$ -0-
Change in Control	NA	NA	NA	(c)	$-0-
Thomas M. Sheridan
Termination of Employment without Cause	$232,320	$10,797	$ 116,160 (a)	NA	$359,277
Termination of Employment due to Death	NA	NA	$ 116,160 (a)	NA	$116,160
Change in Control	NA	NA	NA	(c)	$-0-

(a)
In the event of termination other than for cause or termination due to death, annual bonus would be paid on a pro rata computation based on the number of days the executive was employed by us during such year.

(b)	Executive has no unvested stock options.

(c)	Executive’s unvested stock options value are out of the money.

For additional information on termination payments, see the discussion of “Severance” in the Compensation Disclosure and Analysis section above.  Other than as noted, the Company does not provide change of control benefits to its named executive officers.

Heartland Payment Systems, Inc. 2008 Equity Incentive Plan

Introduction.  Our Board of Directors adopted the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) on April 1, 2008, and our stockholders approved the 2008 Plan on May 2, 2008.

                Eligibility.  Employees (including executive officers), members of the Board of Directors, and consultants of Heartland and our affiliates may participate in the 2008 Plan as designated by the Administrator (as defined below). Incentive stock options may be granted only to employees of Heartland or our subsidiaries.  We have approximately 2,500 employees, including five (5) named executive officers, one of whom is also a director, and six (6) non-employee directors.  The amounts of awards that may be allocated to participants under the 2008 Plan will be determined at the discretion of the Administrator and are not presently determinable.

                   Types of Awards.  The types of stock awards that are available for grant under the 2008 Plan are:

•	incentive stock options;

•	nonstatutory stock options;

•	restricted stock bonus awards;

•	stock appreciation rights;

•	phantom stock units;

•	restricted stock units;

•	performance share bonus awards;

•	performance share units; and

•	performance cash bonuses.

                   Share Reserve.  We have authorized 7,250,000 shares of our Common Stock for issuance under the 2008 Plan.  As of December 31, 2008, 4,754,078 shares of the 7,250,000 authorized shares of our Common Stock remain available for issuance under the 2008 Plan.

The share reserve will be reduced by one (1) share upon exercise or redemption of an option or stock appreciation right, and reduced by two and seven tenths (2.7) shares for each share of common stock issued pursuant to a restricted stock bonus award, restricted stock unit, phantom stock unit, performance share bonus award, or performance share unit (which are awards pursuant to which participants may receive the full value of the stock without any payment to us).  Cash settlement of stock awards shall not reduce the share reserve.

The share reserve shall not be reduced if we issue awards under the 2008 Plan in assumption of, or in substitution or exchange for, awards previously granted by an entity that we (or one of our subsidiaries) acquire.  Additionally, shares available under a pre-existing plan approved by the stockholders of an entity that we or any of our subsidiaries acquire or with which we or any of our subsidiaries combines (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such transaction) may be used by us for awards granted under the 2008 Plan and shall not reduce the share reserve; provided that the issuance of such awards shall comply in all cases with NASD Rule 4350(i)(1)(A).

If any shares covered by an award granted under the 2008 Plan or the 2000 Plan, or to which such award relates, are forfeited, or if an award has expired unexercised or has been terminated or cancelled, or we reacquire or repurchase unvested shares, then such shares shall revert to and become available for grant under the 2008 Plan in the following manner: one (1) share for every one (1) share that was subject to a outstanding option or stock appreciation right, and (y) two and seven tenths (2.7) shares for every one (1) share that was subject to an outstanding restricted stock bonus award, restricted stock unit, phantom stock unit, performance share bonus award, or performance share unit.  However, shares used by a participant to pay the exercise price of any award or withholding taxes in respect of an option exercise and shares repurchased on the open market using option exercise proceeds shall not revert to or become available under the 2008 Plan.

                   Section 162(m) Limit.  In order that certain stock and cash awards granted under the 2008 Plan may qualify under Section 162(m) of the Code, which permits performance-based compensation meeting the requirements established by the Internal Revenue Service to be excluded from the limitation on deductibility of compensation in excess of $1 million paid to our CEO and our other three most highly compensated executive officers at the end of the year (other than our CFO), the 2008 Plan limits awards that are intended to comply with Section 162(m) to any participant during any fiscal year to no more than 1,812,500 shares of common stock subject to options or stock appreciation rights, no more than 671,296 shares of common stock subject to grants of stock awards other than option or stock appreciation rights, and no more than $9,000,000 subject to cash awards in respect of performance-based awards (each such limit a “Section 162(m) Limit”).  However, new participants may receive a stock award covering up to an additional 1,812,500 shares of common stock subject to options or stock appreciation rights, and up to an additional 671,296 shares of common stock subject to stock awards other than option or stock appreciation rights, if such award is in connection with his or her initial service.  Among other things, the 2008 Plan sets out categories of performance criteria, which are discussed under the heading “Performance Based Awards” below, that may be used in issuing performance-based awards and permits the Board of Directors to grant performance-based awards that will meet the requirements of Section 162(m) in order to permit us to deduct the full value of any compensation granted to certain specified senior executives.

                    Administration of the 2008 Plan.  The Board of Directors, the Compensation Committee of the Board or a committee of officers or directors appointed by the Board (collectively, the “Administrator”) administers the 2008 Plan. To make grants to certain of our officers and key employees, the members of the committee approving such grant must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act, and as “outside directors” under Section 162(m) of the Code.  References to the Administrator in this description of the 2008 Plan include the

Board, any committee of the Board and any directors or officers to whom the Committee properly delegates authority.
The Administrator has the authority to perform the following actions:

•	designate participants under the 2008 Plan;

•	determine the type(s), number, terms and conditions of awards, as well as the timing and manner of grant, subject to the terms of the 2008 Plan;

•	interpret the 2008 Plan and establish, adopt or revise any rules and procedures to administer the 2008 Plan;

•	adopt such sub-plans and/or make such amendments to the terms of stock awards under the 2008 Plan as necessary or desirable for awards made to participants outside of the United States; and

•	make all other decisions and determinations that may be required under the 2008 Plan.

                   Adjustments Made by the Administrator under the 2008 Plan.  In the event of any change in the common stock subject to the 2008 Plan or subject to any award by reason of a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, spinoff, dividend in property other than cash, stock split, liquidating dividend, extraordinary dividends or distributions, combination of shares, exchange of shares, change in corporate structure or other similar transaction, the class(es) and maximum number of securities subject to the 2008 Plan, the ISO Limit, and the Section 162(m) Limit shall be adjusted and then outstanding awards shall be appropriately adjusted in the class(es) and number of securities or other property subject to the awards, the price per share of the securities or other property subject to such awards, and any other affected terms of such awards.  The Administrator shall make such adjustments, and its determination shall be final, binding and conclusive.

                   Options.  The 2008 Plan provides that options shall have an exercise price that is at least equal to 100% of the fair market value of our common stock on the date the option is granted (with the exception of such adjustments as may be required or desirable under foreign law); provided that the exercise price of an incentive stock option granted to an employee who holds more than 10% of our voting stock may not be less than 110% of the fair market value of our common stock on the date the option is granted.  However, we may grant options with exercise prices equal to less than the fair market value of our common stock on the date of grant in connection with an acquisition by us of another company, or otherwise if done in a manner that satisfies the provisions of Section 424 of the Code.  To the extent permitted by law and as determined by the Administrator, an option holder may exercise an option by payment of the exercise price in a number of different manners, including (1) in cash or by check or wire transfer, (2) pursuant to a “same day sale” program, (3) by the surrender of shares of common stock already owned by the option holder, (4) through a cashless “net exercise” arrangement, or (5) such other form of consideration permitted by applicable law as determined by the Administrator.  Options awarded under the 2008 Plan may be granted with terms of up to five (5) years.  Unless the option holder’s option agreement provides otherwise, in the event of the option holder’s termination of service, the option holder (or in the event of death, the holder’s beneficiary or successor) will have up to one month in the case of a voluntary termination, or three months in the case of an involuntary termination (other than for cause, and six months on account of disability or twelve months on account of death) to exercise vested options.  No option may be exercised after the expiration of its term.

                   Restricted Stock Bonuses and Performance Share Bonuses.  Restricted stock bonus awards and performance share bonus awards are grants of common stock not requiring any monetary consideration (other than payment of the par value of the shares of common stock to the extent required by law), but subject to restrictions, as determined by the Administrator.  Generally, unless the participant’s award agreement provides otherwise, the participant may not sell, transfer, or otherwise dispose of the shares issued in the participant’s name at the time of grant until those conditions are met.  The vesting of restricted stock bonus awards will generally be based on the participant’s continuous service; the vesting of performance share bonus awards will be based on the achievement of certain performance criteria, as determined by the Administrator.  In the event a participant’s continuous service terminates or a participant fails to meet service and/or performance criteria, all unvested shares as of the date of termination automatically will be reacquired by us at no cost to us.

                   Stock Appreciation Rights.  The Administrator may grant stock appreciation rights independently of or in connection with an option grant.  The base price per share of a stock appreciation right shall be at least 100% of the fair market value of our common stock on the date of grant.  However, we may grant stock appreciation rights with exercise prices equal to less than the fair market value of our common stock on the date of grant in connection with an acquisition by us of another company, or otherwise if done in a manner that satisfies the provisions of Section 424 of the Code.  Each stock appreciation right will entitle a participant upon exercise and redemption to an amount equal to (a) the excess of (1) the fair market value on the exercise or redemption date of one share of common stock over (2) the exercise or base price, times (b) the number of shares of common stock covered by the stock appreciation right being exercised or redeemed.  Payment shall be made in shares of common stock or in cash, or a combination of both, as determined by the Administrator.  No stock appreciation right will be exercisable or redeemable after five (5) years from the date of grant, and any stock appreciation rights granted in connection with an option will automatically have the same exercise price and term as the associated option until expiration of the associated option.

                   Phantom Stock Units.  A phantom stock unit entitles the participant to receive the value of one share of common stock, redeemable upon terms and conditions set by the Administrator.  Distributions upon redemption of phantom stock units may be in shares of common stock valued at fair market value on the date of redemption or in cash, or a combination of both, as determined by the Administrator.

                   Restricted Stock Units and Performance Share Units.  The Administrator may also award restricted stock units or performance share units, both of which entitle the participant to receive one share of common stock at the time the unit vests. For restricted stock units, vesting will generally be based on the participant’s continuous service and for performance share units, vesting will be based on the achievement of certain performance criteria, as determined by the Administrator.  In the event a participant’s continuous service terminates or a participant fails to meet the predetermined performance criteria, all unvested shares of common stock subject to these awards as of the date of termination will be forfeited.

                   Performance Based Awards.  In connection with performance-based awards (other than stock options or stock appreciation rights) that are intended to satisfy the requirements of Section 162(m), each eligible participant’s stock or cash award will be based on one or more pre-established performance targets which, in the discretion of the Administrator, will be based on one or more of the following objective business criteria: (a) pre-tax income; (b) revenue or sales; (c) operating income; (d) operating profit; (e) net earnings; (f) net income; (g) cash flow; (h) earnings per share or book value per share; (i) return on equity; (j) return on invested capital or assets; (k) cost reductions or savings or expense management; (l) funds from operations; (m) improvements in capital structure; (n) maintenance or improvement of profit margins; (o) market share; (p) working capital; (q) stock price; (r) consolidated earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (s) implementation of our targets, critical processes and/or projects; (t) gross margins; (u) specified product sales; (v) inventory turns; (w) distributor, executive distributor and/or preferred customer numbers, (x) product subscription numbers; or (y) distributor and customer retention rates.  However, the Administrator shall have the discretion to appropriately adjust its evaluation of performance against predetermined targets to account for, among other things, the effects of currency fluctuations and other extraordinary items.

The performance targets applicable to such stock or cash awards will be established in writing by the Administrator.  To the extent permitted under Section 162(m)(4)(C) of the Code, such performance targets may be established not later than ninety (90) days after the commencement of the period of service to which the performance targets relate, provided that the outcome is substantially uncertain at the time the Administrator actually establishes the performance targets; provided, further, that in no event shall the performance targets be established after 25% of the period of service (as scheduled in good faith at the time the performance targets are established) has elapsed.  Unless otherwise permitted under Section 162(m), no performance-based stock award which is intended to qualify as “qualified performance-based compensation” will be paid to a participant unless and until the Administrator makes a certification in writing with respect to the level of performance attained by us for the performance period to which such performance award relates.  In order to assure our continued ability to deduct awards made under the 2008 Plan in the future, we will be required under Section 162(m) to seek stockholder approval of certain terms of the 2008 Plan again in 2013.  The 2008 Plan also allows our Board or Compensation Committee to grant Plan awards that do not comply with the Section 162(m) requirements at any time.

                   No Repricing.  The 2008 Plan prohibits the repricing of stock options or stock appreciation rights awarded under the 2008 Plan, which includes reduction in exercise price, base price, or replacement of underwater options or stock appreciation rights with any other form of equity award or with cash.

                   Forfeiture of Awards.  To the extent set forth in an award agreement and in the discretion of the Administrator, in the event that a participant has engaged in “harmful conduct” (defined below) at any time during participant’s service with the Company or following termination, or participant’s service is terminated for cause, all outstanding stock awards generally will be immediately forfeited.  In addition, the Administrator retains the discretion to require the participant to repay to us the amount of certain gains that the participant realized from stock awards granted under the 2008 Plan, or forfeit and return to us unvested shares.  “Harmful conduct” as defined in the 2008 Plan means a breach in any material respect of an agreement not to reveal confidential information regarding our business operations, or to refrain from solicitation of our customers, suppliers or employees.

                   Transferability.  Unless otherwise determined by the Administrator or provided for in a written agreement evidencing an award, options and stock appreciation rights granted under the 2008 Plan will not be transferable other than by will or by the laws of descent and distribution.

                   Change of Control.  In the event of a change of control, as defined in the 2008 Plan, other than dissolution, the Administrator may provide for the (1) assumption or continuation of any stock awards outstanding under the 2008 Plan, (2) issuance of substitute awards that will substantially preserve the terms of any awards, (3) payment in exchange for the cancellation or redemption of an award or (4) any combination of the foregoing.  Furthermore, at any time the Administrator may provide for the acceleration of exercisability and/or vesting of an award.

                   Acceleration of Vesting on Death or Disability.  In the case of death or disability of an employee, or death of a member of the Board, any unvested awards (excluding performance-based awards) shall immediately become vested and exercisable (as applicable) in full.

                   Section 409A.  The American Jobs Creation Act of 2004 introduced Section 409A of the Code covering certain nonqualified deferred compensation arrangements.  Section 409A generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) upon the service provider who is entitled to receive the deferred compensation.  Certain awards that may be granted under the 2008 Plan may constitute “deferred compensation” within the meaning of, and subject to, Section 409A of the Code.  The 2008 Plan is intended to be interpreted and operated in accordance with Section 409A, including any regulations or guidance issued by the Treasury Department, and contains a number of provisions intended to avoid the imposition of additional taxes on the 2008 Plan participants under Section 409A of the Code.  The Administrator may amend the 2008 Plan and outstanding awards to preserve the intended benefits of awards granted under the 2008 Plan and to avoid the imposition of an additional tax under Section 409A.  In addition, no award under the 2008 Plan can be granted, deferred, paid out or modified under the 2008 Plan in a manner that would result in the imposition of an additional tax under Section 409A on a participant.  The Administrator may also permit awardees whom it selects to defer compensation payable pursuant to the terms of an award under the 2008 Plan.  Any such deferral arrangement will be in writing and must comply with Section 409A of the Code.

                   Amendment or Termination.  The Administrator may amend, suspend, or terminate the 2008 Plan in any respect at any time, subject to stockholder approval where such approval is required by applicable law or stock exchange rules.  The Administrator may not amend the 2008 Plan to permit the repricing of options or stock appreciation rights or to grant optionholders or holders of stock appreciation rights additional rights to transfer their awards without prior stockholder approval.  Further, no amendment to the 2008 Plan may materially impair any of the rights of a participant under any awards previously granted without his or her written consent.

                   Term.  Unless earlier terminated by the Administrator, the 2008 Plan will expire on the tenth anniversary of the latest date our stockholders approve the plan, including any subsequent amendment or restatement.  No awards will be granted under the 2008 Plan after that date.

Tax Status of 2008 Plan Awards

                The following discussion of the U.S. federal income tax status of awards under the 2008 Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal income tax laws.  Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are described below.

Nonqualified Stock Options and Incentive Stock Options.  No income will be realized by an optionholder, and no deduction will be taken by us, upon grant of a nonqualified stock option.  Upon exercise of a nonqualified stock option, the optionholder will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the “spread”) at the time of exercise.  The spread will be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code of compensation paid to executives designated in those sections.  The optionholder’s tax basis in the underlying shares acquired by exercise of a nonqualified stock option will equal the exercise price plus the amount taxable as compensation to the optionholder.  Upon sale of the shares received by the optionholder upon exercise of the nonqualified stock option, any gain or loss is generally long term or short term capital gain or loss, depending on the length of the period that the optionholder holds the shares.  The optionholder’s holding period for shares acquired pursuant to the exercise of a nonqualified stock option will begin on the date of exercise of such option.  Additional considerations may be applicable to individuals who are subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act.

The payment by an optionholder of the exercise price, in full or in part, with previously acquired shares of common stock will not affect the tax treatment of the exercise described above.  No gain or loss generally will be recognized by the optionholder upon the surrender of the previously acquired shares to us, and shares received by the optionholder, equal in number to the previously surrendered shares, will have the same tax basis as the shares surrendered to us and will have a holding period that includes the holding period of the shares surrendered.  The value of shares received by the optionholder in excess of the number of shares surrendered to us will be taxable to the optionholder.  Such additional shares will have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized, and will have a holding period that begins on the date ordinary income is recognized.

The Code requires that, for incentive stock option treatment, shares acquired through exercise of an incentive stock option cannot be disposed of before two years from the date of grant and one year from the date of exercise. Incentive stock option holders will generally incur no federal income tax liability at the time of grant or upon exercise of such options.  However, the spread will be an “item of tax preference” which may give rise to “alternative minimum tax” liability at the time of exercise.  If the optionholder does not dispose of the shares before two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long term capital gain or loss, as the case may be.  Assuming both the holding periods are satisfied, no deduction will be allowable to us for federal income tax purposes in connection with the grant or exercise of the option.  If, within two years of the date of grant or within one year from the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of such shares, the optionholder will generally realize ordinary taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of initial exercise or the amount realized on the subsequent disposition, and such amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code for compensation paid to executives designated in those sections.

                   Stock Appreciation Rights.  No income is realized by the participant at the time a stock appreciation right is granted, and no deduction is available to us at such time.  When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the common stock received by the participant, and we will be entitled to a deduction of equivalent value, subject to the provisions of Sections 162(m) and 280G of the Code.

                   Restricted Stock and Performance Stock Bonus Awards.  Subject to Sections 162(m) and 280G of the Code, we receive a deduction and the participant recognizes taxable income equal to the fair market value of restricted stock or performance stock bonus awards generally at the time the restrictions on the shares lapse and/or the performance criteria are satisfied, as applicable, unless the participant elects to recognize such income immediately by so electing not later than 30 days after the date of grant by us to the participant of the stock award as permitted under Section 83(b) of the Code, in which case both our deduction and the participant’s inclusion in income occur on the grant date.  In the absence of an election under Section 83(b), the value of any part of such stock award distributed to participants is taxable as ordinary income to such participant in the year in which such stock is received (i.e., vested), and we will be entitled to a corresponding tax deduction.

                    Restricted Stock Units and Performance Stock Units.  Subject to Sections 162(m) and 280G of the Code, we generally receive a deduction and the participant recognizes taxable income equal to the fair market value of the shares underlying the restricted stock units or performance stock units at the time the units vest and shares of common stock are issued.  Section 83(b) of the Code is not applicable to restricted stock units or performance stock units.  The value of any part of such stock awards distributed to participants is taxable as ordinary income to such participant in the year in which such stock is received, and we will be entitled to a corresponding tax deduction.

                   Phantom Stock Units.  Subject to Sections 162(m) and 280G of the Code, we generally receive a deduction and the participant recognizes ordinary income equal to the value of the award at the time of vesting, whether such award is paid in cash or stock.

Accounting Treatment

We will recognize compensation expense in connection with awards granted under the 2008 Plan as required under the applicable accounting standards, including under Statement of Financial Accounting Standards No. 123(R).  We currently amortize compensation expense associated with equity awards over an award’s requisite service period and established fair value of equity in accordance with applicable accounting standards.

New Plan Benefits

We cannot currently determine the exact number of options to be granted in the future under the 2008 Plan to our Named Executive Officers, to all executive officers as a group, or to all employees as a group.  See “Executive Compensation – Option Grants in Last Fiscal Year” above for the number of stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2008.

Heartland Payment Systems, Inc. Amended and Restated 2000 Equity Incentive Plan

                   Introduction.    Our Board of Directors adopted the Company’s Amended and Restated 2000 Equity Incentive Plan (the “2000 Plan”) on July 29, 2003, and our stockholders approved the 2000 Plan on that same date.  The 2000 Plan was amended on July 22, 2005. The 2000 Plan was replaced by the 2008 Plan upon its approval in May 2008. No new grants will occur under the 2000 Plan. As of December 31, 2008, there were 2,599,651stock options outstanding under the 2000 Plan.

                  Eligibility.    Our employees, officers, Directors, and consultants or those of our subsidiaries were eligible to participate in the 2000 Plan.  However, only employees, including officers were granted “incentive stock options.”

                   Administration.    The 2000 Plan is currently administered by our Compensation Committee.

                   Options.    Options granted under the 2000 Plan were either “incentive stock options,” which are intended to qualify for certain U.S. federal income tax benefits under Section 422 of the Code, or “non-qualified stock options.”  The holder of an option granted under the 2000 Plan will be entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, as determined by our Compensation Committee.  Options granted under the 2000 Plan may become exercisable based on the recipient’s continued employment or service or the achievement of performance or other goals and objectives.  The exercise price for an option may be paid in cash, in shares of our Common Stock valued at fair market value on the exercise date, by delivery of a full-recourse, interest-bearing promissory note, or by such other method as the Compensation

Committee may establish.  Options granted under the 2000 Plan generally may be transferred only by will or by the laws of descent and distribution.

                   Stock Appreciation Rights.  No stock appreciation rights are outstanding under the 2000.

                   Shares of Common Stock.    No shares of Common Stock have been granted under the 2000 Plan.

                   Certain Corporate Transactions; Change in Control.    In the event of certain corporate transactions, such as a merger or consolidation in which we are not the surviving entity or a sale of all or substantially all of the assets of our Company, the 2000 Plan provides that (a) each outstanding option will be assumed or substituted with a comparable option by our successor company or its parent or (b) in the discretion of our Compensation Committee, the 2000 Plan and each outstanding option shall terminate on the effective date of such transaction and the recipient will receive a cash payment with a fair market value equal to the amount that would have been received upon the exercise of the option had the option been exercised immediately prior to such transaction.

                   No award agreement entered into pursuant to the 2000 Plan provides for the acceleration of any exercise schedule or vesting schedule with respect to an award solely because of a “change in control” of our company.  However, notwithstanding anything to the contrary in the 2000 Plan or any award agreement, awards may provide for the acceleration of the exercise schedule or vesting schedule in the event of the involuntary dismissal of a recipient within a specified period of time following a change in control.

                   Amendment and Termination.    The Board of Directors may amend or modify the 2000 Plan at any time, subject to any approval by our stockholders as required by law or the recipients of outstanding awards, as applicable. The 2000 Plan will terminate no later than July 30, 2013.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	5,308,173	$17.38	4,745,078
Equity compensation plans not approved by security holders	None	N/A	None
Total	5,308,173	$17.38	4,745,078

Valuation of Our Common Stock

On June 30, 2009, the closing price of our Common Stock, as reported on the New York Stock Exchange, was $9.57 per share.

Indemnification Arrangements

                   Our Bylaws provide that our Directors, and subject to the Board’s discretion, our officers, shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law.  We have entered into indemnification agreements with each of our Directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on these reviews and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for the Company’s 2009 Annual Meeting of Stockholders.

  THE COMPENSATION COMMITTEE
  Robert H. Niehaus, Chairman
  Mitchell L. Hollin
  Jonathan J. Palmer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information relating to the beneficial ownership of our common stock as of June 15, 2009, by each person known by us to beneficially own more than 5% of our outstanding shares of common stock, each of our Directors and our Named Executive Officers, and all of our Directors and executive officers as a group.

Each stockholder’s percentage ownership in the following table is based on 37,461,310 shares of common stock outstanding as of June 15, 2009, except as otherwise noted in the footnotes below.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. The address of the executive officers and Directors is c/o Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Common Shares Outstanding
5% Holders:
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	6,426,600	(1)	17.2%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	4,031,479	(2)	10.8%

Directors and Executive Officers:
Robert O. Carr	742,691	(3)	2.0%
Robert H.B. Baldwin, Jr.	930,429	(4)	2.5%
Sanford C. Brown	118,979	(5)	*
Charles H.N. Kallenbach	26,500	(6)	*
Thomas M. Sheridan	271,312	(7)	*
Mitchell L. Hollin	75,596	(8)	*
Robert H. Niehaus	265,624	(9)	*
Marc J. Ostro, Ph.D.	312,755	(10)	*
Jonathan J. Palmer	59,321	(11)	*
George F. Raymond	26,000	(12)	*
Richard W. Vague	15,000	(13)	*

All Directors and Executive Officers as a group (11 persons)	2,844,207	(14)	7.4%

*	Represents less than one percent of the outstanding shares of common stock.

(1)
Information regarding these shares is based on a Schedule 13G filed by Capital Research Global Investors with the SEC on February 13, 2009 and a Schedule 13G/A filed by Capital World Investors on February 13, 2009.  Capital Research Global Investors is deemed to be the beneficial owner of 2,495,000 shares of common stock as a result of Capital Research and Management Company acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.  Capital World Investors is deemed to be the beneficial owner of 3,931,600 shares as a result of Capital Research and Management Company acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(2)
Information regarding these shares is based on a joint Schedule 13G/A filed by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. with the SEC on February 11, 2009.  The ultimate power to direct the receipt of dividends paid with respect to, and proceeds from the sale of, such shares of common stock, is vested in the individual and institutional clients which T. Rowe Price Associates serves as investment advisor and any and all discretionary authority which has been delegated to T. Rowe Price Associates may be revoked in whole or in part at any time.

(3)
Beneficial ownership consists of 400,000 shares of common stock held by The Robert O. Carr 2001 Charitable Remainder Unitrust, 217,691 shares of common stock held by The Robert O. Carr 2000 Irrevocable Trust for Emily Carr and options to purchase 125,000 shares of common stock under our 2000 Equity Incentive Plan which are exercisable within 60 days of June 15, 2009.  Mr. Carr disclaims beneficial ownership of The Robert O. Carr 2001 Charitable Remainder Unitrust, and The Robert O. Carr 2000 Irrevocable Trust for Emily Carr.

(4)
Beneficial ownership consists of 441,479 shares of common stock held directly by Mr. Baldwin, 139.94 shares of common stock held in the Heartland Payment Systems, Inc. 401(K) Plan, 91,325 shares of common stock held by Margaret J. Sieck and Whitney H. Baldwin as Trustees for an Indenture created June 30, 2004, and options to purchase 397,486 shares of common stock under 2000 Equity Incentive Plan which are exercisable within 60 days of June 15, 2009.  Mr. Baldwin holds 60,804 shares of common stock in a joint account that allows for margin loans but there are no current borrowings against such shares.

(5)
Beneficial ownership consists of 14,370 shares of common stock held by Mr. Brown, and options to purchase 104,609 shares of common stock under our 2000 Equity Incentive Plan and 2008 Equity Incentive Plan which are exercisable within 60 days of June 15, 2009.

(6)
Beneficial ownership consists of 1,500 shares of common stock held by Mr. Kallenbach, and options issued to Mr. Kallenbach to purchase 25,000 shares of common stock under our 2000 Equity Incentive Plan. All such options are exercisable within 60 days of June 15, 2009.

(7)
Beneficial ownership consists of 95,281 shares of common stock held by Mr. Sheridan, and options to purchase 176,031 shares of common stock under our 2000 Equity Incentive Plan which are exercisable within 60 days of June 15, 2009.

(8)
Beneficial ownership consists of 55,596 shares of common stock held by Mr. Hollin, and options to purchase 20,000 shares of common stock under our 2008 Equity Incentive Plan and 2000 Equity Incentive Plan which are exercisable within 60 days of June 15, 2009.

(9)
Beneficial ownership consists of 224,215 shares of common stock held by Mr. Niehaus; 8,385 shares held by The Niehaus Family Limited Trust; 24,024 shares held by The Robert and Kate Niehaus Foundation; 3,000 shares held by The John Robert Niehaus 1994 Trust; 3,000 shares held by The Peter Southworth Niehaus 1994 Trust; 3,000 shares held by The Ann Southworth Niehaus 1994 Trust; and options to purchase 20,000 shares of common stock under our 2008 Equity Incentive Plan and 2000 Equity Incentive Plan, which are exercisable within 60 days of June 15, 2009.

(10)
Beneficial ownership consists of 15,000 shares of common stock held by Dr. Ostro and options to purchase 50,000 shares of common stock under our 2008 Equity Incentive Plan and 2000 Equity Incentive Plan which are exercisable within 60 days of June 15, 2009.  Dr. Ostro serves as the trustee of The Jill A Carr 2000 Irrevocable Trust for Hilary Holland Carr  and has voting and dispositive power over the 247,755 shares of common stock held by The Jill A Carr 2000 Irrevocable Trust for Hilary Holland Carr.  Dr. Ostro does not have a pecuniary interest in any of the shares of common stock owned by The Jill A Carr 2000 Irrevocable Trust for Hilary Holland Carr.

(11)
Beneficial ownership consists of 39,321 shares of common stock held by Mr. Palmer, and options to purchase 20,000 shares of common stock under our2008 Equity Incentive Plan and 2000 Equity Incentive Plan, which are exercisable within 60 days of June 15, 2009.

(12)
Beneficial ownership consists of 6,000 shares of common stock held by Mr. Raymond, and options to purchase 20,000 shares of common stock under our 2008 Equity Incentive Plan and 2000 Equity Incentive Plan, which are exercisable within 60 days of June 15, 2009.

(13)
Beneficial ownership consists of options held by Mr. Vague to purchase 15,000 shares of common stock under our 2008 Equity Incentive Plan and 2000 Equity Incentive Plan which are exercisable within 60 days of June 15, 2009.

(14)	Includes options to purchase an aggregate of 973,126 shares of common stock under our 2008 Equity Incentive Plan and 2000 Equity Incentive Plan which are exercisable within 60 days of June 15, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described below, there has not been, nor is there currently planned, any related party transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any related party had or will have a direct or indirect material interest.  The term “related party transaction” shall refer to transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

We have granted options under our stock option plans to some of our executive officers.  We have also entered into indemnification agreements with each of our executive officers and Directors. See sections entitled, “Potential Payments Upon Termination or Change in Control” and “Indemnification Arrangements,” above.

All future related party transactions, including sales of stock, options or warrants, loans of any kind, or similar transactions, if any, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.  Our policies on these types of related party transactions are contained in our Corporate Governance Guidelines and can be accessed at www.heartlandpaymentsystems.com.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Independent Public Accountants

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the years ending December 31, 2008 and 2007.

Audit Fees

The aggregate fees billed by Deloitte for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements were $1,290,062 for 2008 and $865,595 for 2007.

Audit-Related Fees

The aggregate fees billed by Deloitte for professional services rendered for assurance and related services that are related to the performance of the audit or review of our financial statements were $253,141 for 2008 and $87,100 for 2007.  Audit-related fees paid in 2008 related to services associated with the 2008 acquisition of Network Services and the 2007 acquisition of General Meters.

Tax Fees

The aggregate fees billed by Deloitte for professional services rendered for tax compliance, tax advice, and tax planning were $327,400 for 2008 and $93,135 for 2007. The fees primarily related to services provided in connection with our tax return preparation and compliance and sales tax return preparation and compliance.

All Other Fees

No other fees were billed by Deloitte in 2008 or 2007.

Audit Committee Pre-Approval Policies

Our Audit Committee pre-approves any audit and audit-related services and any permissible non-audit services provided by Deloitte prior to the commencement of the services.  In determining whether to pre-approve a non-audit service, the Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence.  To minimize potential impairments to the objectivity of the independent auditor, it has been the Audit Committee’s practice to limit the non-audit services that may be provided by our independent registered accounting firm to tax return, compliance and planning services.

All of the services described under the captions Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees were approved by the Audit Committee in accordance with the foregoing policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2008 included Messrs. Hollin, Niehaus and Palmer.  None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or the Compensation Committee. No member of our Compensation Committee has ever been an officer or employee of ours.  There are no family relationships among any of our Directors or executive officers.

CODE OF ETHICS

We have adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer (i.e., principal executive officer), Chief Financial Officer (i.e., principal financial officer), principal accounting officer, controller and any other person performing similar functions.  We believe our Code of Ethics complies with the requirements of Item 406 of Regulation S-K and a copy of our Code of Ethics is available on the Corporate Governance page of our website at www.heartlandpaymentsystems.com.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act and SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file reports of their ownership, and changes in that ownership, with the SEC. Based solely on our review of copies of these reports and representations of such reporting persons, the Company believes that during the year ended December 31, 2008, such SEC filing requirements were satisfied, except for:  (i) a late filing made by Robert O. Carr who inadvertently filed a late Form 4 on June 3, 2008 reporting a sale of stock by one of his children’s trusts on May 20, 2008, (ii) a late filing by Greenhill Capital Partners, LLC and its affiliated funds who inadvertently filed a late Form 4 on June 19, 2008 reporting a distribution of the Company’s stock held by Greenhill Capital Partners, LLC and its affiliated funds to its limited partners on a pro rata basis on June 2, 2008, (iii) a late filing made by Robert H. Niehaus who inadvertently filed a late Form 4 on June 19, 2008 reporting his receipt of his pro rata share of the distribution by Greenhill Capital Partners, LLC and its affiliated funds on June 2, 2008, (iv) a late filing made by Robert H. Niehaus who inadvertently failed to reflect his correct stock ownership after the pro rata distribution by Greenhill Capital Partners, LLC and its affiliated funds on June 2, 2008 and corrected it in an amended Form 4 filing on August 14, 2008, (v) late filings made by Mitchell L. Hollin, Robert H. Niehaus, Marc J. Ostro, Ph.D., and Jonathan J. Palmer who each inadvertently filed a late Form 4 on November 18, 2008 reporting a stock option grant received on November 5, 2008, and (vi) late filings made by George F. Raymond and Richard W. Vague who each inadvertently filed a late Form 4 on November 19, 2008 reporting a stock option grant received on November 5, 2008.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

All stockholder proposals intended to be presented at our 2010 annual meeting and included in next year’s Proxy Statement must be submitted in writing to: Nominating/Corporate Governance Committee, c/o Charles Kallenbach, Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542.  In accordance with the Rule 14a-8 under the Exchange Act, to be considered timely, these stockholder proposals must be received by us no later than March 8, 2010, and must comply in all other respects with the Company’s Bylaws and applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. Under the Company’s Bylaws, any such proposal submitted with respect to our 2010 annual meeting which is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if we do not receive written notice of that proposal at least one hundred fifty (150) days prior to the date of the 2010 annual meeting.

In addition, if the Company is not notified by May 22, 2010 of a proposal to be brought before the 2010 annual meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the Proxy Statement for such meeting.

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one Annual Report and Proxy Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.  This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs.  However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report may request a copy by contacting the bank, broker or other holder of record, or Charles Kallenbach at the Company by telephone at: (609) 683-3831, extension 2224.  The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

OTHER MATTERS

Expenses of Solicitation

The accompanying proxy is solicited by and on behalf of our Board of Directors, and the entire cost of such solicitation will be borne by us.  Proxies may also be solicited by our Directors, officers and employees, without additional compensation, by personal interview, telephone and facsimile.  Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to the beneficial owners of stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection therewith.

Discretionary Authority

The Annual Meeting is called for the specific purposes set forth in the Notice of Meeting and discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting.  At the date of this Proxy Statement, we do not expect that any other matters will be submitted for consideration at the Annual Meeting other than those specifically referred to above.  If any other matters properly come before the Annual Meeting, the proxy holders will be entitled to exercise discretionary authority to the extent permitted by applicable law.

By Order of the Board of Directors,

/s/ Charles H.N. Kallenbach
General Counsel, Chief Legal Officer and Corporate Secretary
Date: July 6, 2009

PROXY

HEARTLAND PAYMENT SYSTEMS, INC.
90 NASSAU STREET
PRINCETON, NEW JERSEY 08542

The undersigned holder of Common Stock of Heartland Payment Systems, Inc. (the “Company”) hereby constitutes and appoints Robert O. Carr and Robert H.B. Baldwin, Jr. and each of them, attorneys and proxies with full power of substitution to each, for and in the name of the undersigned to vote the shares of Common Stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Nassau Inn, 10 Palmer Square, Princeton, New Jersey 08540, on Tuesday, July 28, 2009 at 10:30 a.m., local time, or at any and all adjournments thereof, on all matters as may properly come before the meeting.  The undersigned hereby revokes any and all proxies heretofore given with respect to such meetings.

Each of such attorneys and proxies present at the meeting shall and may exercise the powers granted hereunder.

Said attorneys and proxies are hereby instructed to vote as specified below. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1-2 BELOW.

1.	Election of the following seven (7) nominees to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

Nominees:	Robert O. Carr Mitchell L. Hollin Robert H. Niehaus	Marc J. Ostro, Ph.D. Jonathan J. Palmer	George F. Raymond Richard W. Vague

___FOR ALL NOMINEES	______ WITHHOLD AUTHORITY FOR ALL NOMINEES	__________________________________________ TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED ABOVE.

2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

___FOR	___AGAINST	___ABSTAIN

3.	In their discretion, to vote upon such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Dated: _________________, 2009

Signature

Signature(s) if held jointly

Please sign your name as it appears hereon.  In the case of joint owners or tenants in common, each should sign.  If signing as a trustee, guardian or in any other representative capacity or on behalf of a corporation or partnership, please indicate your title.